SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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RESOLUTE ENERGY CORPORATION
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1675 Broadway, Suite 1950

Denver, Colorado 80202

Telephone: (303) 534-4600

April 27, 2012

Dear Resolute Energy Corporation Stockholder:

You are cordially invited to the Resolute Energy Corporation Annual Meeting of Stockholders to be held on Thursday, May 31, 2012 at 12:00 p.m., Mountain Time. The meeting will be held at the offices of Davis Graham & Stubbs LLP, 1550 Seventeenth Street, Suite 500, Denver, Colorado 80202.

At the Annual Meeting, you will be asked (i) to elect two Class III directors to our Board of Directors; (ii) to approve, by a non-binding advisory vote, the compensation paid to the Company’s Named Executive Officers (the “Say on Pay Vote”); and (iii) to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2012 fiscal year.

We have enclosed a copy of our Annual Report for the fiscal year ended December 31, 2011, with this Notice of Annual Meeting of Stockholders and Proxy Statement. Please read the enclosed information carefully before completing and returning the enclosed proxy card.

Please join us at the meeting. Whether or not you plan to attend, it is important that you vote your proxy promptly in accordance with the instructions on the enclosed proxy card. If you do attend the meeting, you may withdraw your proxy should you wish to vote in person.

Sincerely,

Nicholas J. Sutton Chairman and Chief Executive Officer

1675 Broadway, Suite 1950

Denver, Colorado 80202

Telephone: (303) 534-4600

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Resolute Energy Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Resolute Energy Corporation will be held at the offices of Davis Graham & Stubbs LLP, 1550 Seventeenth Street, Suite 500, Denver, Colorado 80202, at 12:00 p.m., Mountain Time, on May 31, 2012, for the following purposes:

1.	to elect Nicholas J. Sutton and Thomas O. Hicks, Jr. to our Board of Directors as Class III directors;

2.	to approve, by a non-binding advisory vote, the compensation paid to the Company’s Named Executive Officers (the “Say on Pay Vote”);

3.	to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012; and

4.	to transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

We know of no other matters to come before the Annual Meeting. Only stockholders of record at the close of business on Wednesday, April 11, 2012, are entitled to notice of and to vote at the annual meeting or at any adjournments or postponements thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 31, 2012:

The proxy statement, proxy card and the annual report to stockholders for the fiscal year ended December 31, 2011, are available at www.proxydocs.com/ren.

Regardless of the number of shares of common stock you hold, as a stockholder your role is very important and the Board of Directors strongly encourages you to exercise your right to vote.

BY ORDER OF THE BOARD OF DIRECTORS

Michael N. Stefanoudakis Senior Vice President, General Counsel and Secretary

April 27, 2012

Denver, Colorado

i

ii

1675 Broadway, Suite 1950

Denver, Colorado 80202

Telephone: (303) 534-4600

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

These proxy materials are being furnished to you by the Board of Directors (the “Board”) of Resolute Energy Corporation, a Delaware corporation (“we,” “our,” “us,” “Resolute” or the “Company”), in connection with its solicitation of proxies for Resolute’s Annual Meeting of Stockholders to be held on May 31, 2012, at 12:00 p.m., Mountain Time, at the offices of Davis Graham & Stubbs LLP, 1550 Seventeenth Street, Suite 500, Denver, Colorado 80202, and at any adjournments or postponements thereof (the “Annual Meeting”). In addition to solicitation by mail, certain of our directors, officers and employees may solicit proxies by telephone, personal contact, or other means of communication. They will not receive any additional compensation for these activities. Also, brokers, banks and other persons holding common stock on behalf of beneficial owners will be requested to solicit proxies or authorizations from beneficial owners. We will bear all costs incurred in connection with the preparation, assembly and mailing of the proxy materials and the solicitation of proxies and will reimburse brokers, banks and other nominees, fiduciaries and custodians for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our common stock.

This proxy statement and the enclosed proxy card are expected to be first sent to our stockholders on or about April 27, 2012. The proxy materials are also available at www.proxydocs.com/ren.

Stockholders Entitled to Vote

The close of business on Wednesday, April 11, 2012, has been fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting. On that date, our outstanding voting securities consisted of 61,855,406 shares of common stock. Each share of common stock is entitled to one vote. Votes may not be cumulated.

Differences Between Holding Stock of Record and as a Beneficial Owner

Most stockholders hold their shares through a broker or other nominee rather than directly in their own name. If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered, with respect to those shares, the stockholder of record, and we are sending these proxy materials directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the named proxy holder or to vote in person at the meeting. We have enclosed a proxy card for you to use that contains voting instructions and allows you to vote via the phone, mail or online.

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by such brokerage account or nominee, together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the Annual Meeting. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

Attending the Annual Meeting

All stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. If you are not a stockholder of record but hold shares through a broker or nominee (i.e., in street name), you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to April 11, 2012, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership.

Voting in Person at the Annual Meeting

Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions prior to the meeting as described below so that your vote will be counted if you later decide not to attend the meeting.

Voting Without Attending the Annual Meeting

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions included on your proxy card or, for shares held beneficially in street name, the voting instruction card provided by your broker, trustee or nominee.

Quorum

Holders of a majority of our outstanding common stock entitled to vote must be present, in person or by proxy, at the Annual Meeting for a quorum to exist. If the shares present in person or by proxy at the Annual Meeting do not constitute a quorum, the Annual Meeting may be adjourned to a subsequent time. Shares that are voted “FOR,” “AGAINST,” “ABSTAIN,” or, with respect to the election of directors, “WITHHOLD,” will be treated as being present at the Annual Meeting for purposes of establishing a quorum. Accordingly, if you have returned a valid proxy or attend the Annual Meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the Annual Meeting. Broker “non-votes” will also be counted as present for purposes of determining the presence of a quorum. A broker non-vote occurs when a bank, broker or other person holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner.

Required Vote

You may vote “FOR” or “WITHHOLD” authority to vote on Proposal One, relating to the election of Nicholas J. Sutton and Thomas O. Hicks, Jr. to our Board of Directors as Class III directors to the Board. Members of the Board are elected by a plurality of votes cast. This means that the two duly-nominated persons who receive the largest number of “FOR” votes cast will be elected. Neither broker non-votes nor “WITHHOLD” votes cast with respect to any nominee will affect the election of that nominee.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal Two, relating to the proposed approval, by a non-binding advisory vote, of the compensation paid to the Company’s Named Executive Officers (the “Say on Pay Vote”). To be approved, that proposal must receive the affirmative vote of a majority of the voting shares that are present, in person or by proxy, at the meeting and entitled to vote on the proposal. An abstention will have the effect of a vote against the proposal. A broker non-vote will also have the effect of a vote against the proposal.

Although the advisory vote in Proposal Two is non-binding, the Board will review the results of the vote and will take it into account in determinations concerning executive compensation.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal Three, relating to the ratification of KPMG LLP as our independent registered public accounting firm. To be approved, that proposal must receive the affirmative vote of a majority of the voting shares that are present, in person or by proxy, at the meeting and entitled to vote on the proposal. An abstention will have the effect of a vote against the proposal. A broker non-vote will not have any effect on the outcome of the vote on the proposal.

Board Recommendation

The Board recommends that you vote as follows:

—	“FOR” Proposal One, relating to the election of Nicholas J. Sutton and Thomas O. Hicks, Jr. to our Board of Directors as Class III directors;

—	“FOR” Proposal Two, relating to the proposed approval, by a non-binding advisory vote, of the compensation paid to the Company’s Named Executive Officers;

—	“FOR” Proposal Three, relating to the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

Any proxy as to which no instructions are given will be voted in accordance with the foregoing recommendations; however, your broker, bank or other holder of record does not have discretionary voting authority to vote on Proposal One or Proposal Two, without instructions from you, in which case a broker non-vote will occur and your shares will not be voted in favor of the Board’s recommendations on such proposals. If you are a beneficial owner whose shares are held of record by a broker, your broker does have discretionary voting authority under the applicable rules to vote your shares on the routine matter of ratification of KPMG LLP, even if the broker does not receive voting instructions from you.

Other Matters

The proposals set forth in this proxy statement constitute the only business that the Board intends to present or is informed that others will present at the meeting. The proxy does, however, confer discretionary authority upon the persons named therein (the “Proxy Agents”), or their substitutes, to vote on any other business that may properly come before the meeting. If the Annual Meeting is adjourned, the Proxy Agents can vote your shares on the new meeting date as well, unless you have revoked your proxy.

Revocation of Proxies

You may revoke your proxy at any time prior to its use by (i) delivering a written notice of revocation to our Secretary, (ii) filing a duly executed proxy bearing a later date with us or (iii) attending the Annual Meeting and voting in person.

PROPOSAL ONE—ELECTION OF DIRECTORS

Our certificate of incorporation provides that members of the Board are to be divided into three classes. The Board currently consists of three Class I directors (William H. Cunningham, James E. Duffy and William J. Quinn), three Class II directors (Richard L. Covington, James M. Piccone and Robert M. Swartz) and two Class III directors (Nicholas J. Sutton and Thomas O. Hicks, Jr.). Our certificate of incorporation provides that a director will generally serve for a term that expires at the annual stockholders’ meeting three years after the date of his or her election. The term of the current Class III directors will expire at the Annual Meeting. Our certificate of incorporation and applicable rules of the New York Stock Exchange (the “NYSE”) contemplate that the number of directors in each class will be approximately equal.

The Board has nominated Messrs. Sutton and Hicks to stand for election at the Annual Meeting and to serve until the 2015 annual meeting or until their successors are duly elected and qualified. Directors whose terms of office will not expire at the Annual Meeting will continue in office for the remainder of their respective terms. Under our certificate of incorporation and bylaws, the number of directors on the Board is determined by a resolution of the Board.

The Board has no reason to believe that Messrs. Sutton and Hicks will be unable to serve if elected and, to the knowledge of the Board, each nominee intends to serve the entire term for which election is sought. Only the nominees, or substitute nominees designated by the Board, will be eligible to stand for election as directors at the Annual Meeting. If any nominee becomes unable to serve as a director before the Annual Meeting, the Proxy Agents have the discretionary authority to vote proxies held by them for substitute nominees designated by the Board.

The Board recommends a vote FOR the election of Nicholas J. Sutton and Thomas O. Hicks, Jr. to the Board.

Board of Directors

The following table sets forth certain information as of April 11, 2012, regarding the composition of the Board, including the term of each director.

Name	Age	Position	Director Since	Current Term to Expire
Nominees
Class III
Nicholas J. Sutton	67	Chairman and Chief Executive Officer	2009	2012
Thomas O. Hicks, Jr.	34	Director	2009	2012

Other Directors
Class I
William H. Cunningham	68	Director	2009	2013
James E. Duffy	61	Director	2009	2013
William J. Quinn	41	Director	2009	2013

Class II
Richard L. Covington	54	Lead Independent Director	2009	2014
James M. Piccone	61	President and Director	2009	2014
Robert M. Swartz	59	Director	2009	2014

Nominees

Nicholas J. Sutton has been Chairman of the Board of Directors and Chief Executive Officer of the Company since the Company’s formation in July 2009. Mr. Sutton has been the Chief Executive Officer of, and previously served on the board of managers of, Resolute Natural Resources Company, LLC and related companies and of Resolute Holdings since their founding in 2004. Mr. Sutton was a co-founder, Chairman and Chief Executive Officer of HS Resources, Inc., a New York Stock Exchange listed company, from 1978 until the company’s acquisition by Kerr-McGee Corporation in late 2001. From 2002 until the formation of Resolute Holdings in 2004, Mr. Sutton was a director of Kerr-McGee Corporation. Currently, Mr. Sutton is a director of Tidewater, Inc., a publicly traded company that is the owner and operator of the world’s largest fleet of vessels serving the global offshore oil industry. He also is a member of the Society of Petroleum Engineers and of the American Association of Petroleum Geologists. In determining Mr. Sutton’s qualifications to serve on our Board of Directors, the Board of Directors has considered, among other things, his experience and expertise in the oil and gas industry, his track record in growing public oil and gas companies, including managing acquisition programs, as well as his role in the founding of Resolute Holdings and in the Resolute Transaction (as defined below). In addition, Mr. Sutton has degrees in engineering and law, and has attended the Harvard Owner/President Management program, giving him expertise in all of the areas of importance to the Company.

Thomas O. Hicks, Jr. was elected to the Company’s Board of Directors in September 2009. Mr. Hicks has been a member of the Corporate Governance/Nominating Committee since September 25, 2009. Between September 25, 2009 and December 15, 2009, he was also a member of the Compensation Committee. He was a vice president of Hicks Acquisition Company I, Inc. from February 2007 through September 2009 and was its secretary from August 2007 to September 2009. He currently serves as Secretary and Vice President of Hicks Acquisition Company II, Inc. Mr. Hicks has served as a vice president of Hicks Holdings LLC since its inception in 2005. Hicks Holdings LLC is a Dallas-based family holding company for the Hicks family and a private investment firm which owns and manages real estate assets and makes corporate acquisitions. In 2004 and 2005, Mr. Hicks served as Director, Corporate and Suite Sales, for the Texas Rangers Baseball Club. From 2001 to 2003, Mr. Hicks was an analyst at Greenhill & Co. LLC, a New York based merchant banking firm. From May 2010 to August 2010, Mr. Hicks served as Executive Vice President of Texas Rangers Baseball Partners, Rangers Equity Holdings, L.P. and Rangers Equity Holdings GP, LLC. On May 24, 2010, Texas Rangers Baseball Partners filed a voluntary petition for bankruptcy and on May 28, 2010, a group of creditors filed an involuntary bankruptcy petition against Rangers Equity Holdings, L.P. and Rangers Equity Holdings GP, LLC. In determining Mr. Hicks’s qualifications to serve on our Board of Directors, the Board of Directors has considered, among other things, his experience and expertise in sales, banking and management.

Other Directors

Richard L. Covington was elected to the Company’s Board of Directors in September 2009. Mr. Covington has been a member of the Compensation and Corporate Governance/Nominating Committees since September 25, 2009 and is our Lead Independent Director. He is a managing director of the Natural Gas Partners (“NGP”) private equity funds. He has been a member of the board of managers of Resolute Holdings since its founding in 2004. Mr. Covington joined Natural Gas Partners in 1997. Prior to joining NGP, Mr. Covington was a senior shareholder at the law firm of Thompson & Knight, LLP in Dallas, Texas. Mr. Covington serves on the investment committee of NGP Capital Resources Company and as a director of numerous private energy companies. In determining Mr. Covington’s qualifications to serve on our Board of Directors, the Board of Directors has considered, among other things, his experience and expertise in the legal and finance aspects of the oil and gas industry and his role as a key advisor to Predecessor Resolute from the founding of Resolute Holdings to the present.

William H. Cunningham was elected to the Company’s Board of Directors in September 2009. Dr. Cunningham has been a member of the Audit Committee since September 25, 2009, and was member of the Compensation and Corporate Governance/Nominating Committees between September 25, 2009 and December 14, 2009. Dr. Cunningham was a director of Hicks Acquisition Company I, Inc. from October 2007 through March 2010. Since 1979, Dr. Cunningham has served as a professor of marketing at the University of Texas at Austin and he has held the James L. Bayless Chair for Free Enterprise at the University of Texas at Austin since 1985. From 1983 to 1985 he was Dean of the College of Business Administration and Graduate School of Business of the University of Texas at Austin, from 1985 to 1992 he served as the President of the University of Texas at Austin, and from 1992 to 2000 he served as the Chancellor (Chief Executive Officer) of the University of Texas System. Dr. Cunningham currently serves on the Board of Directors of Lincoln National Corporation, a New York Stock Exchange listed holding company for insurance, investment management, broadcasting and sports programming businesses; Southwest Airlines, an airline listed on the New York Stock Exchange; and Lin Television, a New York Stock Exchange listed company that owns a number of television stations. Dr. Cunningham currently serves as a member of the Board of Trustees of John Hancock Mutual Funds. Dr. Cunningham was president and chief executive officer of IBT Technologies, a privately held e-learning company, from December 2000 through December 2001. IBT Technologies filed for bankruptcy in December 2001 and has been liquidated. Dr. Cunningham received a Bachelor of Business Administration degree in 1966, a Master of Business Administration degree in 1967 and a Ph.D. in 1971, each from Michigan State University. In determining Dr. Cunningham’s qualifications to serve on our Board of Directors, the Board of Directors has considered, among other things, his academic experience in corporate governance matters, his service on more than 20 corporate boards, including in many instances as chairman of the audit committee of public companies, and his experience and expertise in marketing and management.

James E. Duffy was elected to the Company’s Board of Directors in September 2009. Mr. Duffy has been a member of the Compensation and Audit Committees since September 25, 2009, and between September 25, 2009 and December 15, 2009, was also a member of the Corporate Governance/Nominating Committee. He is a co-founder and, since 2003, Chairman of StreamWorks Products Group, Inc., a private consumer products development company that manufactures products for the sport fishing, industrial safety, specialty tool and outdoor recreation industries. From 1990 to 2001, he served as Chief Financial Officer and Director of HS Resources, Inc. until its sale to Kerr-McGee Corporation. Prior to that time, he served as Chief Financial Officer and Director of a division of Tidewater, Inc. He was also a general partner in a boutique investment banking business specializing in the oil and gas business, and began his career with Arthur Young & Co in San Francisco. He is a certified public accountant. In determining Mr. Duffy’s qualifications to serve on our Board of Directors, the Board of Directors has considered, among other things, his experience and expertise in oil and gas finance, accounting and banking, as well as his position as chief financial officer of two public oil and gas companies and his service as an audit manager for a major accounting firm with engagement responsibility for public and private entities.

James M. Piccone has been the President and a member of the Board of Directors of the Company since the Company’s formation in July 2009. He was also General Counsel and Secretary of the Company from its formation in July 2009 until July 2010. Mr. Piccone has served as President of the following Company subsidiaries and affiliates: Resolute Natural Resources Company, LLC; WYNR, LLC; BWNR, LLC; RNRC Holdings, Inc.; Resolute Wyoming, Inc.; and Resolute Aneth, LLC (collectively, Resources, WYNR, BWNR, RNRC, RWI and Aneth are referred to as “Predecessor Resolute”), and of Resolute Holdings, LLC, since the formation of these entities beginning in 2004. He also served as General Counsel and Secretary of each of these entities until July 2010 and as a member of the Board of Managers of certain of these entities. From January 2002 until January 2004, Mr. Piccone was Executive Vice President and General Counsel for Aspect Energy, LLC, a private oil and gas company. He also served as a contract attorney for Aspect Energy from October 2001 until January 2002. Mr. Piccone served as Vice President — General Counsel and Secretary of HS Resources, Inc. from May 1995 until the acquisition of HS Resources by Kerr-McGee Corporation in August 2001. Mr. Piccone is admitted to the practice of law in Colorado and is a member of local and national bar associations. He is a member of the American Association of Corporate Counsel. In determining Mr. Piccone’s qualifications to serve on our Board of Directors, the Board of Directors has considered, among other things, his management and legal expertise, his knowledge of the oil and gas industry and the role he played in the success of HS Resources and Resolute Holdings, including his role in the September 25, 2009 business combination with Hicks Acquisition Company I, Inc. (the “Resolute Transaction”).

William J. Quinn was elected to the Company’s Board of Directors in September 2009. Mr. Quinn has been a member of the Compensation Committee since September 25, 2009, and between September 25, 2009 and December 15, 2009, was also a member of the Corporate Governance/Nominating Committee. He is a managing partner of the Natural Gas Partners private equity funds, having served in those or similar capacities since 1998. He has been a member of the board of managers of Resolute Holdings, LLC since its founding in 2004. He currently serves on the investment committee of NGP Capital Resources Company, and is a director of Eagle Rock Energy Partners, L.P., and of its general partner, Eagle Rock Energy G&P, LLC. He also serves as a member of the board of numerous private energy companies. In determining Mr. Quinn’s qualifications to serve on our Board of Directors, the Board of Directors has considered, among other things, his extensive experience and expertise in finance and in the energy industry.

Robert M. Swartz was elected to the Company’s Board of Directors in September 2009. Mr. Swartz has been a member of the Audit Committee since September 25, 2009, and between September 25, 2009 and December 15, 2009, was also a member of the Compensation and Corporate Governance/Nominating Committees. Effective January 1, 2011, Mr. Swartz became Executive Vice President and Chief Operating Officer of Glazer’s Distributors. He was previously Managing Director and Partner of Hicks Equity Partners LLC from 2007 to 2011. He was Chief Executive Officer of Hicks Acquisition Company II, Inc. from September 2010 to December 2010. He was a Senior Vice President of Hicks Acquisition Company I, Inc. from September 2007 until September 2009. From 1999 until 2007, Mr. Swartz served in various positions at Centex Corporation, a New York Stock Exchange home building company, serving as Senior Vice President of Strategic Planning and Mergers and Acquisitions from 1999 to 2000, and serving as Chairman and Chief Executive Officer of Centex HomeTeam Services from 2000 to 2007. Mr. Swartz is on the Board of Directors of Ocular LCD, Inc. Mr. Swartz received a Bachelor’s of Science degree in accounting from the State University of New York in Albany in 1973 and a Master of Business Administration degree in finance from New Hampshire College in 1976. Mr. Swartz is a Certified Public Accountant. In determining Mr. Swartz’s qualifications to serve on our Board of Directors, the Board of Directors has considered, among other things, his experience and expertise in mergers and acquisitions, finance, accounting and management.

STOCK OWNERSHIP OF CERTAIN PERSONS

Security Ownership of Certain Beneficial Owners and Management

The following table, based in part upon information supplied by officers, directors and principal stockholders, sets forth certain information known to the Company with respect to beneficial ownership of the Company’s common stock par value $0.0001 per share (“Common Stock”) as of April 11, 2012, by (i) each person known to the Company to be a beneficial owner of more than 5% of the Company’s Common Stock, (ii) each Named Executive Officer (see “Executive Compensation—Summary Compensation Table”), (iii) each director of the Company, and (iv) all directors and executive officers of the Company as a group. Except as otherwise indicated, each person has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable. Voting power is the power to vote or direct the voting of securities, and dispositive power is the power to dispose of or direct the disposition of securities.

For purposes of this beneficial ownership table, “Founder’s Warrants” and “Sponsor’s Warrants” are warrants issued in the Resolute Transaction which entitle the holder to purchase one share of Common Stock at a price of $13.00 per share at any time prior to September 25, 2014. For purposes of calculating beneficial ownership as of April 11, 2012, shares issuable on exercise of Sponsor’s Warrants and Founder’s Warrants are considered to be beneficially owned by the holders thereof. The address for all directors and officers is c/o Resolute Energy Corporation, 1675 Broadway, Suite 1950, Denver, CO 80202.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
SPO Advisory Corp. 591 Redwood Highway, Suite 3215 Mill Valley, CA 94941	18,421,059 (2)	26.2%

Thomas O. Hicks 100 Crescent Court, Suite 1200 Dallas, Texas 75201	14,036,290 (3)	19.0%

Advisory Research Energy Fund, L.P. 180 North Stetson St., Suite 5500 Chicago, IL 60601	3,318,766 (4)	5.1%

Advisory Research Inc. 180 North Stetson St., Suite 5500 Chicago, IL 60601	4,210,006 (5)	6.8%

Natural Gas Partners VII, L.P. 125 E. John Carpenter Fwy., Suite 600 Irving, TX 75062	14,899,357 (6)(7)(8)	21.7%

Kenneth A. Hersh 125 E. John Carpenter Fwy., Suite 600 Irving, TX 75062	14,899,357 (6)(7)	21.7%

Resolute Holdings LLC 1675 Broadway, Suite 1950 Denver, CO 80202	8,333,472 (6)(8)	12.1%

FMR LLC 82 Devonshire Street Boston, MA 02109	5,502,804 (9)	8.9%

Richard L. Covington	0	*

William J. Quinn	0	*

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
William H. Cunningham	87,454 (10)	*

James E. Duffy	7,435 (11)	*

Thomas O. Hicks, Jr.	117,990 (12)	*

Robert M. Swartz	483,739 (13)	*

Nicholas J. Sutton	1,224,747 (14)	2.0%

James M. Piccone	666,119 (15)	*

Theodore Gazulis	523,527 (16)	*

Richard F. Betz	509,552 (17)	*

Michael N. Stefanoudakis	74,573 (18)	*

All directors and executive officers as a group (13 persons)	3,908,748 (19)	6.3%

(1)	Security ownership information for beneficial owners is taken from statements filed with the Securities and Exchange Commission pursuant to Sections 13(d), 13(g) and 16(a) and information made known to the Company. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants that are currently exercisable or exercisable within 60 days of the date of the table are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding those options or warrants, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The percentage of beneficial ownership is based on 61,855,406 shares of Common Stock outstanding as of April 11, 2012.

(2)

This disclosure is based on the Schedule 13D/A filed with the SEC on October 29, 2009 by SPO Advisory Corp. on behalf of SPO Partners II, L.P., SPO Advisory Partners, L.P., San Francisco Partners, L.P., SF Advisory Partners, L.P., SPO Advisory Corp., John H. Scully, William E. Oberndorf, William J. Patterson and Edward H. McDermott. Messrs. Scully, Oberndorf, Patterson and McDermott are the four controlling persons of SPO Advisory Corp., which is the sole general partner of the sole general partners of SPO Partners II, L.P. and San Francisco Partners, L.P., and may be deemed to beneficially own the shares owned by SPO Partners II, L.P. and San Francisco Partners, L.P. Of these shares, SPO Partners II, L.P., through its sole general partner, SPO Advisory Partners, L.P., holds sole voting and dispositive power over 17,672,325 shares (9,502,800 shares of Common Stock and warrants covering 8,169,525 shares of Common Stock issuable upon exercise); SPO Advisory Partners, L.P., through its sole general partner, SPO Advisory Corp, and in its capacity as sole general partner of SPO Partners II, L.P., holds sole voting and dispositive power over 17,672,325 shares (9,502,800 shares of Common Stock and warrants covering 8,169,525 shares of Common Stock issuable upon exercise); San Francisco Partners, L.P., through its sole general partner, SF Advisory Partners, L.P., holds sole voting and dispositive power over 607,253 shares (327,500 shares of Common Stock and warrants covering 279,753 shares of Common Stock issuable upon exercise); SF Advisory Partners, L.P., through its sole general partner SPO Advisory Corp and in its capacity as sole general partner of San Francisco Partners, L.P. holds sole voting and dispositive power over 607,253 shares (327,500 shares of Common Stock and warrants covering 279,753 shares of Common Stock issuable upon exercise); SPO Advisory Corp, in its capacity as (i) sole general partner of each of SPO Advisory Partners, L.P. and SF Advisory Partners, L.P., holds sole voting and dispositive power with respect to 18,279,578 shares in the aggregate (there are 9,830,300 shares of Common Stock and warrants covering 8,169,525 shares of Common Stock issuable upon exercise). Power is exercised through the four controlling persons of SPO Advisory Corp., John H. Scully, William E. Oberndorf, William J. Patterson and Edward H. McDermott. John H. Scully holds sole voting power over 3,913 shares held in the John H. Scully Individual Retirement Account, which is self-directed, and shared voting and dispositive power over 18,279,578 shares (there are 9,830,300 shares of Common Stock and warrants covering 8,449,278 shares of Common Stock issuable upon exercise) beneficially owned by Mr. Scully solely in his capacity as one of four controlling persons of SPO Advisory Corp. William E. Oberndorf holds sole voting and dispositive power over 135,788 shares held in the William E. Oberndorf Individual Retirement Account, which is self-directed, and shared voting and dispositive power over 18,279,578 shares (there are 9,830,300 shares of Common Stock and warrants covering 8,449,278 shares of Common Stock issuable upon exercise) beneficially owned by Mr. Oberndorf solely in his capacity as one of four controlling persons of SPO Advisory Corp. William J. Patterson holds sole voting and dispositive power over 358 shares held in the William J. Patterson Individual Retirement Account, which is self-directed, and shared voting and dispositive power over 18,279,578 shares (there are 9,830,300 shares of Common Stock and warrants covering 8,449,278 shares of Common Stock issuable upon exercise) beneficially owned by Mr. Patterson solely in his capacity as one of four controlling persons of SPO Advisory Corp. Edward H. McDermott holds sole voting and dispositive power over 1,422 shares held in the Edward H. McDermott Individual Retirement Account, which is self-directed, and shared voting and dispositive power over 18,279,578 shares (there are 9,830,300 shares of Common Stock and warrants covering 8,449,278 shares of Common Stock issuable upon exercise) beneficially owned by Mr. McDermott solely in his capacity as one of four controlling persons of SPO Advisory Corp.

(3)	This disclosure is based on a (i) Schedule 13D/A filed by Thomas O. Hicks with the SEC on December 28, 2011. Thomas O. Hicks has sole voting and dispositive power over 8,339,037 shares and shared voting and dispositive power over 5,697,683 shares. The 14,036,290 shares of Common Stock include 8,339,037 shares of Common Stock held by Mr. Hicks, 1,137 shares of Common Stock held by HH-HACI GP, LLC (“HH LLC”), of which Mr. Hicks is the sole member, and 5,696,116 shares of Common Stock held by Mr. Hicks’s charitable foundation and estate planning entities for his family. The 14,036,290 shares of Common Stock include Common Stock that would be issuable upon the exercise of Sponsor’s Warrants and Founder’s Warrants (4,666,667 Sponsor’s Warrants and 7,212,802 Founder’s Warrants). Mr. Hicks has the shared power to vote and dispose of the aggregate of 5,697,253 shares of Common Stock, which include 1,137 shares of Common Stock held by HH LLC and 5,696,116 shares of Common Stock held by Mr. Hicks’s charitable foundation and estate planning entities for his family. These 5,697,253 shares of Common Stock include Common Stock that would be issuable upon the exercise of Founder’s Warrants. Mr. Hicks disclaims beneficial ownership of any shares held by other entities, except to the extent of his pecuniary interest.

(4)	This disclosure is based on a Schedule 13G/A filed by Advisory Research Energy Fund, L.P. with the SEC on February 11, 2011. Advisory Research Energy Fund, L.P. shares with its general partner, Advisory Research, Inc., voting and dispositive power over these shares, which include 2,611,466 shares underlying currently exercisable warrants. Advisory Research Energy Fund, L.P. claims beneficial ownership over 3,318,766 shares.

(5)	This disclosure is based on a Schedule 13G/A filed by Piper Jaffrey Companies on behalf of Advisory Research Inc. with the SEC on February 14, 2012. Advisory Research Inc. is the beneficial owner of these shares as a result of acting as investment adviser to various clients. Piper Jaffrey Companies may be deemed to be the beneficial owner of these 4,210,006 shares through control of Advisory Research Inc., but disclaim such ownership.

(6)

Based on (i) a Form 3 filed by Natural Gas Partners VII, L.P. (“NGP VII”) with the SEC on February 16, 2010, (ii) a Schedule 13D filed with the SEC on February 22, 2010 on behalf of Kenneth A. Hersh, NGP VII and Resolute Holdings, (iii) a Form 5 filed by Kenneth Hersh with the SEC on February 16, 2010, and (iv) a Schedule 13D/A filed with the SEC on February 23, 2011. NGP VII shares voting and dispositive power over 8,623,191 shares and has sole voting and dispositive power over 6,276,166 shares. Securities beneficially owned are comprised as follows: (i) direct ownership of 6,276,166 shares of

Common Stock distributed by Resolute Holdings to NGP VII on December 21, 2009 in a pro rata distribution by Resolute Holdings to its members for no consideration; (ii) indirect ownership of 289,719 shares of Common Stock owned directly by NGP-VII Income Co-Investment Opportunities, L.P. (“Co-Invest”) and received in a pro rata distribution by Resolute Holdings to its members for no consideration. NGP VII owns 100% of NGP Income Management, L.L.C., which is the sole general partner of Co-Invest. NGP VII may be deemed to be the indirect beneficial owner of the 289,719 shares of Common Stock owned by Co-Invest; (iii) indirect ownership of 1,400,139 shares of Common Stock owned by Resolute Holdings. NGP VII and Co-Invest own approximately 71% of the outstanding membership interests of Resolute Holdings and therefore may be deemed to be the indirect beneficial owners of the Common Stock owned by Resolute Holdings; (iv) indirect ownership of 2,333,333 Sponsor’s Warrants and 4,600,000 Founder’s Warrants owned by Resolute Holdings. NGP VII may be deemed to be the indirect beneficial owner of shares and warrants owned by Resolute Holdings. NGP VII disclaims beneficial ownership of the reported securities except to the extent of its pecuniary interest therein.

(7)	Includes 14,899,357 shares over which Mr. Hersh has shared voting and dispositive power. Mr. Hersh is an Authorized Member of GFW VII, L.L.C., which is the sole general partner of G.F.W. Energy VII, L.P., which is the sole general partner of NGP VII. Thus, Mr. Hersh may be deemed to indirectly beneficially own all the Common Stock directly and/or indirectly deemed beneficially owned by NGP VII. Mr. Hersh disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(8)	Resolute Holdings has sole voting and dispositive power over 8,333,472 shares, consisting of (i) 1,400,139 shares of Common Stock, (ii) 4,600,000 Founder’s Warrants and (iii) 2,333,333 Sponsor’s Warrants. NGP VII and Co-Invest own approximately 71% of the outstanding membership interests of Resolute Holdings and therefore may be deemed to be the indirect beneficial owners of the Common Stock and warrants owned by Resolute Holdings.

(9)	This disclosure is based on a Schedule 13G/A filed by FMR LLC with the SEC on February 14, 2012. FMR is the beneficial owner of 5,501,998 shares of Common Stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 5,501,998 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Pyramis Global Advisors Trust Company (“PGATC”), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 806 shares of Common Stock as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of PGATC, each has sole dispositive power over 806 shares and sole power to vote or to direct the voting of 806 shares of Common Stock owned by the institutional accounts managed by PGATC as reported above.

(10)	Includes (i) 41,454 shares of Common Stock and (ii) 46,000 Founder’s Warrants. The total shares of common stock include 5,153 shares of restricted stock that are subject to future vesting.

(11)	Includes 5,153 shares of restricted stock that are subject to future vesting.

(12)	Includes (i) 48,991 shares of Common Stock and (ii) 68,999 Founder’s Warrants. The total shares of common stock include 5,153 shares of restricted stock that are subject to future vesting.

(13)	Includes (i) 184,741 shares of Common Stock and (ii) 298,998 Founder’s Warrants. The total shares of common stock include 5,153 shares of restricted stock that are subject to future vesting.

(14)	Includes 551,395 shares of restricted stock that are subject to future vesting.

(15)	Includes 311,252 shares of restricted stock that are subject to future vesting.

(16)	Includes 257,527 shares held by the reporting person in a revocable trust, 38,462 shares held in a custodial account and 202,779 shares of restricted stock that are subject to future vesting.

(17)	Includes 46,692 shares held by the reporting person in custodial accounts and 202,779 shares of restricted stock that are subject to future vesting.

(18)	Includes 66,397 shares of restricted stock that are subject to future vesting.

(19)	Includes 428,997 underlying currently exercisable warrants and 1,494,595 shares of restricted stock that are subject to future vesting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of our common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock. To our knowledge, based solely on a review of the copies of such reports available to us and written representations from our executive officers and directors that no other reports were required, we believe that all reporting obligations of our officers, directors and greater than ten percent stockholders under Section 16(a) were satisfied during the year ended December 31, 2011.

CODE OF ETHICS

The Company has adopted a code of ethics that applies to directors, officers and employees that complies with the rules and regulations of the NYSE and SEC. The Company’s Code of Business Conduct and Ethics is posted on the Company’s website, at www.resoluteenergy.com, under the “Investor Relations” tab, subheading “Corporate Governance.” All amendments to, and waivers granted under, the Company’s code of ethics will be disseminated on the Company’s website in the manner required by SEC and NYSE rules.

CORPORATE GOVERNANCE

General

The Company’s business is managed under the direction of its Board of Directors. In connection with its oversight of the Company’s operations and governance, the Board of Directors has adopted, among other things, the following:

•	Corporate Governance Guidelines to implement certain policies regarding the governance of the Company;

•	a Code of Business Conduct and Ethics to provide guidance to directors, officers and employees with regard to certain ethical and compliance issues;

•	Charters of the Audit Committee, the Compensation Committee, the Corporate Governance/Nominating Committee and the Finance Committee of the Board of Directors;

•	an Insider Trading Policy to facilitate compliance with insider trading regulations;

•

an Audit Committee Whistleblower Policy to allow directors, officers and employees (i) to make confidential anonymous submissions regarding concerns with respect to accounting or auditing matters and (ii) provides for the receipt of complaints regarding accounting, internal controls or auditing; and

•

a Stockholder and Interested Parties Communications Policy pursuant to which holders of our securities and other interested parties can communicate with the Board of Directors, Board Committees and/or individual directors.

Other than the Insider Trading Policy, each of these documents can be viewed on the Company’s website, available at: www.resoluteenergy.com under the “Investor Relations” tab, subheading “Corporate Governance.” Copies of the foregoing documents and disclosures are available without charge to any person who requests them. Requests should be directed to Resolute Energy Corporation, Attn: Secretary, 1675 Broadway, Suite 1950, Denver, Colorado 80202.

The Board meets regularly to review significant developments affecting us and to act on matters requiring its approval. The Board held eight meetings in 2011 and acted one time by written consent. No director, during his period of service in 2011, attended fewer than 75% of the total number of meetings of the Board and committees on which he served, other than Mr. Quinn. Directors are encouraged, but not required, to attend the Annual Meeting. Messrs. Sutton, Piccone and Swartz attended the 2011 annual stockholders’ meeting.

Director Independence

Under the rules of the NYSE, a majority of the members of the Board of Directors and all of the members of certain committees must be composed of “independent directors,” as defined in the rules of the NYSE. In general, an “independent director” is a person other than an officer or employee of the Company or any other individual who has a relationship, which, in the opinion of the Company’s Board of Directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Additional independence and qualification requirements apply to our directors serving on certain committees. As discussed under “—Board Committees,” the Company has standing Audit, Compensation, Corporate Governance/Nominating and Finance Committees, each of which is composed entirely of independent directors, under each of the applicable standards. The Company’s Board of Directors has determined that, other than Messrs. Sutton and Piccone, each member of the Board of Directors is independent under the NYSE rules. In making that determination, the Board of Directors considered the relationships of Mr. Hicks with HH LLC, and the relationships of Messrs. Covington and Quinn with various NGP entities.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has been an officer or employee of the Company. None of the Company’s executive officers serves as a member of the Board of Directors or the Compensation Committee of any entity that has one or more executive officers serving on the Company’s Board of Directors, or on the compensation committee of the Company’s Board of Directors.

Board Committees

The composition and primary responsibilities of the Audit Committee, the Compensation Committee, the Corporate Governance/Nominating Committee and the Finance Committee are described below.

Audit Committee

The Company has a separately designated Audit Committee, the members of which are Messrs. Cunningham, Duffy and Swartz, with Mr. Swartz serving as Chairman. The primary function of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. Among other things, the committee is responsible for reviewing and selecting our independent registered public accounting firm and reviewing our accounting practices and policies, and to serve as an independent and objective party to monitor the financial reporting process. The Board of Directors has determined that each of Mr. Swartz, Mr. Duffy and Dr. Cunningham qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of SEC Regulation S-K and that each member of the committee is independent under applicable NYSE rules and for purposes of SEC Rule 10A-3, and “financially literate” for purposes of applicable NYSE rules. See “Proposal One—Election of Directors—Board of Directors” for a summary of the business experience of each member of the committee. During 2011, the Audit Committee held six meetings.

Compensation Committee

The Company has a separately designated Compensation Committee, which currently consists of Messrs. Covington, Duffy and Quinn, with Mr. Duffy acting as Chairman. The Compensation Committee’s primary function is to discharge the Board of Director’s responsibilities relating to the compensation of our Chief Executive Officer and to make recommendations to the Board regarding the compensation of our other executive officers. Among other things, the committee reviews and approves corporate goals and objectives for setting Chief Executive Officer compensation, evaluates the performance of the Chief Executive Officer in light of those goals and objectives and sets the compensation of the Chief Executive Officer. In February 2012, the Compensation Committee engaged Longnecker and Associates as its independent compensation consultant. The Board has determined that each member of the committee is (i) independent under applicable NYSE rules, (ii) a “non-employee director” as defined in Rule 16b-3 under the Exchange Act and (iii) an “outside director” as defined in Section 162(m) of the Internal Revenue Code. During 2011, the Compensation Committee held five meetings.

Corporate Governance/Nominating Committee

The Company has a separately designated Corporate Governance/Nominating Committee, the members of which are Messrs. Covington and Hicks, with Mr. Covington serving as Chairman. The primary function of the Corporate Governance/Nominating Committee is to assist the Board of Directors with identifying, evaluating and recommending to the Board qualified candidates for election or appointment to the Board, (ii) reviewing, evaluating and recommending changes to the Company’s corporate governance guidelines and (iii) monitoring and overseeing matters of corporate governance, including the evaluation of Board and management performance and the “independence” of directors. The Board has determined that each member of the committee is independent under applicable NYSE rules. During 2011, the Corporate Governance/Nominating Committee held five meetings.

Director Nominations

The charter of the Corporate Governance/Nominating Committee provides that director candidates recommended by security holders will be considered on the same basis as candidates recommended by other persons. A security holder who wishes to recommend a candidate should send complete information regarding the candidate to Resolute Energy Corporation, Attn: Secretary, 1675 Broadway, Suite 1950, Denver, Colorado 80202. The information provided with respect to the nominee should include five years of professional background, academic qualifications, whether the nominee has been subject to any legal proceedings in the past ten years, the relationship between the security holder and the nominee, and any other specific experience, qualifications, attributes or skills that qualify the nominee for the Board. The committee will assess each candidate, including candidates recommended by security holders, by evaluating all factors it considers appropriate, which may include career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge. The charter provides that nominees must meet certain minimum qualifications. In particular, a nominee must:

•	have displayed the highest personal and professional ethics, integrity and values and sound business judgment;

•

be highly accomplished in his or her field, with superior credentials and recognition and broad experience at the administrative or policy-making level in business, government, education, technology or public interest;

•	have relevant expertise and experience and be able to offer guidance and advice to the chief executive officer based on that expertise and experience;

•	with respect to a majority of directors, be independent and able to represent all stockholders and be committed to enhancing long term stockholder value; and

•	have sufficient time available to devote to the activities of the Board of Directors and to enhance his or her knowledge of the Company’s business.

The committee does not have a formal policy with respect to the consideration of diversity when assessing director nominees, but considers diversity as part of its overall assessment of the Board’s functioning and needs. The committee may retain a search firm to assist it in identifying potential candidates, but it has not done so to date.

Finance Committee

The Company has a separately designated Finance Committee, the members of which are Messrs. Cunningham, Hicks, Quinn and Swartz, with Mr. Quinn serving as Chairman. The primary function of the Finance Committee is to assist the Board of Directors with oversight of annual and long-range planning, reviewing the financial condition and performance of the Company, reviewing the Company’s risk profile with respect to financial matters, evaluating major financial policies and strategies, reviewing proposed acquisitions and divestitures (when it is impractical for the entire Board to do so), review hedging matters, and monitoring the management of the Company’s 401(k) plan. The Board has determined that each member of the committee is independent under applicable NYSE rules. During 2011, the Finance Committee held four meetings.

Non-Management Sessions

The Board generally schedules regular executive sessions involving exclusively non-management directors, as required by NYSE rules, at the time of each in-person board meeting. Mr. Covington, as our lead independent director, presides at all such executive sessions.

Stockholder and Interested Parties Communications Policy

In recognition of the importance of providing all interested parties, including but not limited to, the holders of Resolute securities, with the ability to communicate with members of the Board, including non-management directors, the Board has adopted a Stockholder and Interested Parties Communications Policy, a copy of which is available on our website. Pursuant to the policy, interested parties may direct correspondence to the Board, or to any individual director and the lead independent director by mail to the following address: Resolute Energy Corporation, Attn: Lead Independent Director, 1675 Broadway, Suite 1950, Denver, CO 80202.

Communications should not exceed 1,000 words in length and should indicate (i) the type and amount of Resolute securities held by the person submitting the communication, if any, and/or the nature of the person’s interest in Resolute, (ii) any personal interest the person has in the subject matter of the communication and (iii) the person’s mailing address, e-mail address and telephone number. Unless the communication relates to an improper topic (e.g., it contains offensive content or advocates that we engage in illegal activities) or it fails to satisfy the procedural requirements of the policy, we will deliver it to the person(s) to whom it is addressed.

Absence of Appraisal Rights

We are incorporated in the State of Delaware and, accordingly, are subject to the Delaware General Corporation Law. Under the Delaware General Corporation Law, our stockholders are not entitled to appraisal rights with respect to any of the proposals to be acted upon at the Annual Meeting.

Stockholder Proposals

Any proposal that a stockholder wishes to include in proxy materials for our 2013 annual meeting of stockholders must be received no later than December 26, 2012 and must be submitted in compliance with SEC Rule 14a-8. Proposals should be directed to Resolute Energy Corporation, Attn: Secretary, 1675 Broadway, Suite 1950, Denver, Colorado 80202.

Any proposal or nomination for director that a stockholder wishes to propose for consideration at the 2013 annual meeting of stockholders, but does not seek to include in our proxy statement under applicable SEC rules, must be submitted in accordance with Section 2.7 of our bylaws, and must be received at our principal executive offices no earlier than February 3, 2013, and no later than March 5, 2013, in each case assuming that the 2013 annual meeting is held on the anniversary of the Annual Meeting. Any such proposal must be an appropriate subject for stockholder action under applicable law and must otherwise comply with Section 2.7 of our bylaws.

Pursuant to SEC Rule 14a-4(c)(1), if our Secretary receives any stockholder proposal at the address listed above after March 5, 2013 that is intended to be presented at the 2013 annual meeting without inclusion in the proxy statement for the meeting, the proxies designated by the Board will have discretionary authority to vote on such proposal.

Board Leadership Structure and Risk Management

Our Board of Directors currently consists of eight directors, all of whom, other than Messrs. Sutton and Piccone, have been determined to be “independent directors” under the rules of the NYSE. Mr. Sutton has served as Chairman and Chief Executive Officer since the Company became a public company in September 2009, was Chairman and Chief Executive Officer of Resolute Holdings from its inception in 2004, and was instrumental in the completion of the Resolute Transaction. He is most familiar with the Company’s properties and, based on his years as chairman and chief executive officer of HS Resources from 1998 to 2001, has demonstrated skills in building and leading a public oil and gas company. Accordingly, the Board of Directors believes that he is uniquely qualified to be the person who sets the agenda for, and leads discussion of, strategic issues for the Company. Our lead independent director, Mr. Covington, presides over executive sessions of the independent directors, which occur at the time of each in-person board meeting and also presides over any Board meetings at which Mr. Sutton is not present. The Board appointed Mr. Covington as the lead independent director in March 2010. In such capacity, Mr. Covington reviews agendas for Board meetings, reviews with Mr. Sutton annual goals and objectives for the Company, and consults with the Board regarding its evaluation of the performance of the Chief Executive Officer. The Board believes that its supermajority of independent directors and other aspects of its governance provide appropriate independent oversight to Board decisions.

The Board of Directors oversees the risks involved in the Company’s operations as part of its general oversight function, integrating risk management into the Company’s compliance policies and procedures. While the Board has the ultimate oversight responsibility for the risk management process, the Audit Committee has certain specific responsibilities relating to risk management. Among other things, the Audit Committee, pursuant to its charter, addresses Company policies with respect to risk assessment and risk management, and reviews major risk exposures (whether financial, operating or otherwise) and the guidelines and policies that management has put in place to govern the process of assessing, controlling, managing and reporting such exposures. While the charters of the Compensation, Corporate Governance/Nominating and Finance Committees do not assign specific risk-related responsibilities to those committees, the committees nevertheless consider risk and risk management issues in the course of performing their duties with respect to compensation and governance issues, respectively.

Current Executive Officers

The following table sets forth certain information as of April 11, 2012, regarding the current executive officers of the Company.

Name	Age	Position
Nicholas J. Sutton	67	Chairman and Chief Executive Officer

James M. Piccone	61	President and Director

Richard F. Betz	50	Executive Vice President and Chief Operating Officer

Theodore Gazulis	57	Executive Vice President and Chief Financial Officer

Michael N. Stefanoudakis	41	Senior Vice President, General Counsel and Secretary

Bob D. Brady, Jr.	54	Vice President, Operations

James A. Tuell	52	Vice President and Chief Accounting Officer

Nicholas J. Sutton — See “Proposal One—Election of Directors” for Mr. Sutton’s biography.

James M. Piccone — See “Proposal One—Election of Directors” for Mr. Piccone’s biography.

Richard F. Betz has been Executive Vice President and Chief Operating Officer since March 2012, was Senior Vice President, Strategy and Planning of the Company from September 2009 to March 2012, and was Vice President — Business Development of the Company from July 2009 to September 2009. He has been Vice President, Business Development of Predecessor Resolute and Resolute Holdings since their founding in 2004. From September 2001 to January 2004, Mr. Betz was involved in various financial consulting activities related to the energy industry. Prior to that, Mr. Betz spent 17 years with Chase Securities and successor companies, where he was involved primarily in oil and gas corporate finance. Mr. Betz was a Managing Director in the oil and gas investment banking coverage group with primary responsibility for mid-cap exploration and production companies as well as leveraged finance and private equity. In that capacity, Mr. Betz worked with the HS Resources management team for approximately twelve years.

Theodore Gazulis has been Executive Vice President and Chief Financial Officer since March 2012, was Senior Vice President and Chief Financial Officer of the Company from September 2009 to March 2012, and was Vice President of Finance, Chief Financial Officer and Treasurer of the Company from July 2009 to September 2009. He has been Vice President — Finance, Chief Financial Officer, Treasurer and Assistant Secretary of Predecessor Resolute and Resolute Holdings since their founding in 2004. Mr. Gazulis served as a Vice President of HS Resources from 1984 until its merger with Kerr-McGee Corporation in 2001. Mr. Gazulis had primary responsibility for HS Resources’ capital markets activity and for investor relations and information technology. Subsequent to HS Resources’ acquisition by Kerr-McGee Corporation and prior to the formation of Predecessor Resolute, Mr. Gazulis was a private investor and also undertook assignments with two privately-held oil and gas companies. Prior to joining HS Resources, he worked for Amoco Production Company and Sohio Petroleum Company. Mr. Gazulis received an AB with Distinction from Stanford University, and an MBA from the UCLA Anderson Graduate School of Management. Mr. Gazulis is a member of the American Association of Petroleum Geologists.

Michael N. Stefanoudakis has been Senior Vice President, Secretary and General Counsel of the Company since July 1, 2010. From April 2009 until June 2010, Mr. Stefanoudakis served as Senior Vice President, Secretary and General Counsel of StarTek, Inc., a public company in the business processing outsourcing industry. From 2006 to 2008, Mr. Stefanoudakis was Vice President and General Counsel at BioFuel Energy Company, a public company in the ethanol production industry. From 2004 to 2006, Mr. Stefanoudakis served as Vice President and General Counsel of Patina Oil & Gas Corporation, a public oil and gas exploration company, until its merger with Noble Energy, Inc. Prior to his public company experience, Mr. Stefanoudakis spent eight years as a practicing attorney, most recently at the legal firm Hogan & Hartson LLP (now Hogan Lovells). Mr. Stefanoudakis graduated from the University of San Diego with a B.A. in Economics in 1993 and from Harvard Law School with a J.D. in 1996. He is admitted to the practice of law in Colorado and is a member of local and national bar associations. He is also a member of the American Association of Corporate Counsel.

Bob D. Brady, Jr. has been Vice President, Operations of the Company since June 1, 2010. From March 1, 2006 until May 31, 2010, Mr. Brady served as the Company’s Operations Manager. Mr. Brady previously served as Vice President of Engineering and Operations of Double Eagle Petroleum Company from April 2002 until February 2006. Mr. Brady was Operations Manager for Prima Oil & Gas from October 2000 until April 2002. Prior to working for Prima, Mr. Brady was Vice President of Engineering and Operations for Evergreen Operating Corporation. He has 28 years’ experience in natural gas and oil industry operations. He graduated from the Colorado School of Mines in 1984 with a Bachelor of Science degree in Petroleum Engineering. He has been a member of the Society of Petroleum Engineers since 1982.

James A. Tuell has been Vice President and Chief Accounting Officer of the Company since June 1, 2010. From December 2009 until May 31, 2010, Mr. Tuell served as the Company’s Interim Chief Accounting Officer. Prior to joining Resolute, Mr. Tuell owned and operated an accounting and finance consultancy which served Resolute and numerous other independent energy companies from January 2009 through December 2009 and from July 2001 to February 2004. Mr. Tuell served as a director of Infinity Energy Resources, Inc. from April 2005 until June 2008. He also served in various officer capacities with Infinity Energy Resources, Inc., from March 2005 through August 2007, including as President, Chief Operating Officer, Chief Executive Officer, principal financial and accounting officer and Executive Vice President. Mr. Tuell also served as President of Infinity Oil & Gas of Wyoming, Inc. and Infinity Oil and Gas of Texas, Inc., wholly-owned subsidiaries of Infinity Energy Resources, Inc., from February 2004 and June 2004, respectively, until May 2007. From 1996 through July 2001, Mr. Tuell served as Controller and Chief Accounting Officer of Basin Exploration, Inc. From 1994 through 1996, he served as Vice President and Controller of Gerrity Oil & Gas Corporation. Mr. Tuell was employed by the independent accounting firm of Price Waterhouse from 1981 through 1994, most recently as a Senior Audit Manager. He earned a B.S. in accounting from the University of Denver and is a certified public accountant.

Family Relationships

There are no family relationships among any of the Company’s directors and executive officers.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the total compensation paid or earned by our principal executive officer, our principal financial officer and three other most highly compensated executive officers (the “Named Executive Officers”) who served as executive officers as of December 31, 2011.

Name and Principal Position	Year		Salary ($)		Bonus ($)			Stock Awards ($)			Option Awards ($)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)		Total ($)
Nicholas J. Sutton(1) Chief Executive Officer	2011 2010 2009	(6)	$ $ $	520,000 501,923 191,827	$	— — 138,111	(5)	$ $	1,895,356 5,177,118 —	(2) (3)	— — —	$ $	489,008 480,200 —	— — —	$ $ $	14,700 14,700 14,700	$ $ $	2,919,064 6,173,941 344,638

James M. Piccone(1) President	2011 2010 2009	(6)	$ $ $	362,000 351,346 102,308	$	— — 100,611	(5)	$ $	989,596 3,163,794 —	(2) (3)	— — —	$ $	289,361 285,700 —	— — —	$ $ $	17,760 17,760 15,508	$ $ $	1,658,717 3,818,600 218,427

Theodore Gazulis	2011			$310,000		—			$564,966	(2)	—		$204,067	—		$14,700		$1,093,733
Executive Vice President	2010			$301,154		—			$2,300,941	(3)	—		$201,700	—		$14,700		$2,818,495
and Chief Financial Officer	2009	(6)		$88,846		$88,111	(5)		—		—		—	—		$14,700		$191,657

Richard F. Betz	2011			$310,000		—			$564,966	(2)	—		$204,067	—		—		$1,079,033
Executive Vice President	2010			$301,154		—			2,300,941	(3)	—		$201,700	—		—		$2,803,795
and Chief Operating Officer	2009	(6)		$88,846		$75,000			—		—		—	—		—		$163,846

Michael N. Stefanoudakis(7) Senior Vice President, General Counsel and Secretary	2011			$273,000		—			$310,961	(2)	—		$154,038	—		$17,760		$755,759

(1)	Mr. Sutton and Mr. Piccone are also directors of the Company but received no compensation for their services as directors.

(2)	Represents the grant date fair market value, two-thirds of which is determined based on the Company’s closing stock price on the dates of grant, and one-third of which is determined using a binomial lattice model that incorporates a Monte Carlo simulation. See Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011, for a description of the calculation of grant date fair market value.

(3)	Represents the grant date fair market value, two-thirds of which is determined based on the Company’s closing stock price on the dates of grant, and one-third of which is determined using a binomial lattice model that incorporates a Monte Carlo simulation. See Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010, for a description of the calculation of grant date fair market value.

(4)	Consists of (i) contributions pursuant to the Company’s 401(k) plan to match employee contributions, plus (ii) the value of parking paid for by the Company, if any. The 401(k) matching contribution for (a) 2011 was paid in 2012, but accrued on the Company’s financial statements in 2011; (b) 2010 was paid in 2011, but accrued on the Company’s financial statements in 2010; and (c) 2009 was paid in 2010, but accrued on the Company’s financial statements in 2009.

(5)	$13,111 of the cash bonus relates to matching 401(k) contributions that would have been made in 2009 in respect of 2008 employee contributions in accordance with policies of Predecessor Resolute. Because Predecessor Resolute had suspended its matching contributions in 2009, the Company determined to pay the amount of such matching contributions in the form of a cash payment.

(6)	Each such Named Executive Officer assumed such position with the Company upon completion of the Resolute Transaction on September 25, 2009, at which time the Company became a reporting company pursuant to the Securities Exchange Act of 1934. All compensation from 2009 reflects only received from September 25, 2009 through December 31, 2009.

(7)	Mr. Stefanoudakis became a Named Executive Officer of the Company in 2011.

GRANTS OF PLAN-BASED AWARDS

The following table includes plan-based awards made to Named Executive Officers in 2011. During 2011, we granted short term incentive plan awards and restricted stock awards.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares or Units #	All Other Option Awards: Number of Securities Underlying Options #	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Initial Target ($)	Maximum ($)	Threshold #	Target #	Maximum #
Nicholas J. Sutton	03/11/11 03/11/11 03/11/11	$260,000	$520,000	$780,000	— 0 0	— 38,713 77,424	— 38,713 77,424	— — —	— — —	— — —	— 544,295 1,351,060

James M. Piccone	03/11/11 03/11/11 03/11/11	$153,850	$307,700	$461,550	— 0 0	— 20,212 40,425	— 20,212 40,425	— — —	— — —	— — —	— 284,185 705,410

Theodore Gazulis	03/11/11 03/11/11 03/11/11	$108,500	$217,000	$325,500	— 0 0	— 11,539 23,079	— 11,539 23,079	— — —	— — —	— — —	— 162,243 402,723

Richard F. Betz	03/11/11 03/11/11 03/11/11	$108,500	$217,000	$325,500	— 0 0	— 11,539 23,079	— 11,539 23,079	— — —	— — —	— — —	— 162,243 402,723

Michael N. Stefanoudakis	03/11/11 03/11/11 03/11/11	$81,900	$163,800	$245,700	— 0 0	— 6,351 12,703	— 6,351 12,703	— — —	— — —	— — —	— 89,300 221,662

(1)	Non-equity incentive plan refers to the portion of our short-term executive incentive bonus plan that is based on Company-wide performance metrics.

(2)	Equity grants were made pursuant to the 2009 Performance Incentive Plan. The “Performance Vested Shares” comprise one-third of the overall grant and the “Time Vested Shares” comprise two-thirds of the overall grant. The Performance Vested Shares vest in four annual installments commencing December 31, 2011 through December 31, 2014; provided, however, that the Performance Vested Shares shall vest only if there has been a 10% annual appreciation in the trading price of the Company’s common stock, compounded annually, from the 20 trading-day average stock price at December 31, 2010 ($14.23). At the end of each year during the vesting period, the 20 trading-day average share price will be measured, and if the 10% threshold is met, the stock subject to the performance criteria will vest. If the 10% threshold is not met, shares that have not vested will roll to the following year. Any Performance Vested Shares that have not vested by December 31, 2014 will be forfeited. Time Vested Shares shall vest in four equal annual installments on December 31, 2011, 2012, 2013 and 2014. One fourth of the total number of Time Vested Shares granted in 2011 to the Named Executive Officers vested on December 31, 2011. No Performance Vested Shares vested on December 31, 2011 because the stock performance threshold referenced above was not met.

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR END

The following table identifies the unvested stock awards for each of the Named Executive Officers as of December 31, 2011.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options # Exercisable	Number of Securities Underlying Unexercised Options # Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options #	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested #	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units Or Other Rights That Have Not Vested # (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested $ (2)
Nicholas J. Sutton	—	—	—	—	—	—	—	551,395	$5,955,066
James M. Piccone	—	—	—	—	—	—	—	311,252	$3,361,522
Theodore Gazulis	—	—	—	—	—	—	—	202,779	$2,190,013
Richard F. Betz	—	—	—	—	—	—	—	202,779	$2,190,013
Michael N. Stefanoudakis	—	—	—	—	—	—	—	66,397	$717,088

(1)	Equity grants were made pursuant to the 2009 Performance Incentive Plan. The “Performance Vested Shares” comprise one-third of the overall grant and the “Time Vested Shares” comprise two-thirds of the overall grant. The Performance Vested Shares vest in four annual installments commencing on December 31 of the year of grant; provided, however, that the Performance Vested Shares shall vest only if there has been a 10% annual appreciation in the trading price of the Company’s common stock, compounded annually, from the 20 trading-day average stock price at December 31 of the prior year. At the end of each year during the vesting period, the 20 trading-day average share price will be measured, and if the 10% threshold is met, the stock subject to the performance criteria will vest. If the 10% threshold is not met, shares that have not vested will roll to the following year. Any Performance Vested Shares that have not vested by December 31 of the fourth year following grant will be forfeited. Time Vested Shares generally vest in four equal annual installments on December 31 of the year of grant and December 31 of the succeeding three years. Certain of the Time Vested Shares granted in 2010 and 2011 to the Named Executive Officers vested in 2011. The share numbers in the table above reflects the shares that remained unvested following such vesting.

(2)	Value based on the closing price of the Company’s common stock on the New York Stock Exchange on December 31, 2011 of $10.80.

OPTION EXERCISES AND STOCK VESTED IN 2011

During 2011, the Named Executive Officers vested in restricted stock awards as described below.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise #	Value Realized on Exercise $	Number of Shares Acquired on Vesting #	Value Realized on Vesting $(1)
Nicholas J. Sutton	—	—	94,356	$1,019,045
James M. Piccone	—	—	55,940	$604,152
Theodore Gazulis	—	—	39,103	$422,312
Richard F. Betz	—	—	39,103	$422,312
Michael N. Stefanoudakis	—	—	7,176	$100,381

(1)	Based on the closing price on the New York Stock Exchange of the Company’s common stock on the date of vesting.

2011 Pension Benefits

The Company has no defined benefit pension plans.

2011 Nonqualified Deferred Compensation Plans

In the year ended December 31, 2011, the Company had no nonqualified plan that provides for deferral of compensation to Named Executive Officers.

Potential Payments Upon Termination or Change of Control of Resolute

In April 2011, all of the officers of the Company entered into employment agreements that provide for severance payments upon termination or upon a change of control of the Company. The severance terms for the Named Executive Officers under such agreements are described below under “Employment Agreements.”

The Board has granted restricted stock to certain of the Named Executive Officers. The restricted stock was granted under the 2009 Performance Incentive Plan, which provides that upon the occurrence of certain Change of Control Events, restricted stock will become fully vested. See “Compensation Discussion and Analysis—Long-Term Incentive Compensation” for a description of the restricted stock grants to Named Executive Officers.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of the Company’s Compensation Program.    The Company’s Board of Directors has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. The Board of Directors has delegated to the Compensation Committee of the Board of Directors its responsibilities with respect to development of a compensation program and primary implementation of that program. The Compensation Committee is solely responsible for determining the compensation of the Chief Executive Officer and makes recommendations to the Board of Directors regarding the compensation of other executive officers. It also makes recommendations to the Board of Directors regarding awards under the 2009 Performance Incentive Plan. Generally, the types of compensation and benefits that are provided to the Company’s executive officers are similar to those provided to the Company’s other officers and employees. The Company does not have compensation plans that are solely for executive officers. Those officers whose compensation elements and amounts are specifically listed in the Company’s proxy statement are referred to in this discussion as the “Named Executive Officers.”

The Chief Executive Officer plays a key role in determining executive compensation for the other Named Executive Officers and other officers. The Chief Executive Officer attends the meetings of the Compensation Committee at which executive compensation is being discussed and makes recommendations to the committee. In arriving at his recommendations, the Chief Executive Officer evaluates the performance of each executive and solicits input from the peers of such executives and others, if necessary. This evaluation is shared with the committee and forms the basis for the recommendation. These recommendations are considered by the Compensation Committee, along with other relevant data, in determining the base salary, annual cash incentives, long-term equity incentives, and benefits and perquisites for such executives.

Compensation Philosophy and Objectives.    The Company believes that the most effective compensation program is one that is designed to reward all employees, not just executives, for the achievement of the Company’s short-term and long-term strategic goals. As a result, the Company’s compensation philosophy is to provide all employees (except those covered by union contracts that limit the Company’s flexibility in matters related to compensation), with cash incentives or a combination of cash and equity-based incentives that foster the continued growth and overall success of the Company and encourage employees to maximize stockholder value.

Under this philosophy, all Company employees (with the exception noted above), have aligned interests. When establishing its total compensation, the Company has the following objectives:

•	To attract, retain and motivate highly qualified and experienced individuals;

•	To provide financial incentives, through an appropriate mix of fixed and variable pay components, to achieve the organization’s key financial and operational objectives;

•	To ensure that a portion of total compensation is “at risk” in the form of equity compensation; and

•

To offer competitive compensation packages that are consistent with the Company’s core values, including the balance of fairness to the individual and the organization, and the demand for commitment and dedication in the performance of the job.

It is the Compensation Committee’s policy to provide incentives that promote both our short term and long term financial objectives that are appropriate to the nature of our assets. Base salary and short-term incentive compensation are designed to reward achievement of short-term objectives, while the long-term incentive compensation is intended to encourage employees, particularly executives, to focus on our long-term goals. Base salary, annual cash bonuses and equity awards are the primary components of our compensation program and we believe that attention to all three elements is important to retain our existing personnel and to attract and hire new employees. As to any given individual, the factors considered in any compensation decision include, but are not limited to, the complexity of that individual’s job, the person’s dedication and demonstrated contribution of value to the Company, competitive pressures in the marketplace and his or her relative performance compared to peers within the Company.

We consider an inability to attract or retain qualified motivated employees as a significant risk for the Company as we operate in a highly competitive industry. In approving elements of the compensation program, the Compensation Committee and the Board prefer a balancing of factors, so that no single performance metric becomes an overriding influence. For that reason, the incentive compensation program described below balances a number of metrics. Our Long-Term Incentive Program, also described below, generally provides for vesting over a four year period in order to mitigate against a short-term focus at the expense of long-term results by our senior executives, including the Named Executive Officers.

Role of Compensation Consultant.    The Compensation Committee, which has sole authority to retain and terminate any compensation consulting firm, may independently retain compensation consultants to assist in deliberations regarding executive compensation. In February 2010, the Compensation Committee engaged Effective Compensation, Inc., an independent compensation consultant, to advise with respect to development of a comprehensive compensation philosophy and practices for executives and other employees. Although no compensation consultant was retained by the committee for the 2011 compensation year since no material changes were made to the Company’s compensation programs, the committee reviewed and considered publicly available industry data as well as other survey data. In February 2012, the committee engaged Longnecker & Associates (“Longnecker”), an independent compensation consultant, to review the Company’s compensation programs and pay practices for executives and other employees. The committee sought advice from Longnecker regarding base salary, annual bonus, the nature and amount of long-term incentives, performance measures for short-term and long-term incentives, identification of representative peer groups and general market data. Longnecker evaluated our executive compensation and recommended continued focus on total direct compensation as a means to achieve the compensation objectives outlined above while remaining competitive with the external market. Following the review of the Longnecker analysis, the Compensation Committee determined that the Company’s compensation programs were generally competitive and did not require any immediate action by the committee.

In February 2012, Longnecker provided the committee with a selection of possible peer companies for discussion purposes for use as part of its compensation evaluation process. These companies were selected based on their size, as measured by market capitalization, and an assessment that they are reasonably comparable to the Company in terms of business scope and objectives in the upstream oil and gas segment. The following companies comprise the peer group jointly selected by Longnecker and the committee and utilized by the committee for 2012:

Approach Resources, Inc. Berry Petroleum Company Carrizo Oil & Gas Inc. Clayton Williams Energy, Inc. Magnum Hunter Resources Corp. Oasis Petroleum, Inc.	Petroleum Development Corporation Rosetta Resources, Inc. Stone Energy Company Swift Energy Company Venoco, Inc. Warren Resources, Inc.

The Compensation Committee may make modifications to the peer group from time to time due to consolidations within, and to accommodate new companies entering, the oil and gas exploration and production industry, or for other reasons. The committee will continue to monitor the appropriateness of the peer group and the relative measures drawn from the process with the primary objective of utilizing a peer group that provides the most appropriate comparison to the Company to assist in formulating compensation that maintains the Company’s ability to compete for top executives. The Compensation Committee does not formally “benchmark” the compensation of our executive officers against the compensation of executives in the peer group.

Setting the Company’s Executive Compensation.    Executive compensation is reviewed by the Compensation Committee no less frequently than annually. Compensation is expected to be based on the foregoing objectives, and to include as integral components base salary and annual and long-term incentive-based cash and non-cash compensation. In performing its compensation reviews and making its compensation decisions regarding the compensation of the Company’s Chief Executive Officer and other executive officers, the Compensation Committee will conduct an ongoing review of compensation data from the peer group and the industry in general.

In establishing executive compensation, base salaries are expected to be targeted near the midpoint of a range established by this peer and industry review, although adjustments are made for such things as experience, market factors or exceptional performance, among others, and potential total compensation, including annual incentive compensation, are expected to be at the upper range of total compensation at comparable companies if performance targets are met. Annual cash incentive and equity incentive awards will be designed to reflect progress toward company-wide financial goals and personal objectives, as well as salary grade level, and to balance rewards for short-term and long-term performance.

Long-term incentive compensation will be used to reward and to encourage long-term performance and an alignment of interests between the individual, the organization and the stockholders. Long-term incentive grants will be used not only to reward prior performance, but also to retain executive officers and other employees and provide incentives for future exceptional performance. To the extent that business success makes long-term incentive awards more valuable, an individual’s total compensation may move from the median to the high end of ranges established with reference to peer data.

In determining the allocation between cash short-term and non-cash long-term incentive compensation for executive officers, the Compensation Committee engages in an individual analysis for each executive. Factors affecting compensation decisions include:

(i)	The Company’s annual performance;

(ii)	Impact of the employee’s performance on the Company’s results;

(iii)	The Company’s objective to provide total compensation that is higher than competitive levels when aggressive goals of the Company are exceeded; and

(iv)	Internal equity.

The committee also takes into consideration the fact that, although our officers are responsible for specific business functions, together they share responsibility for the performance of the Company. As we seek to attract and retain the best talent available, we also wish to have employees view employment at the Company as a career decision. It takes a long period of time and a significant investment to develop the experienced executive talent necessary to succeed in the oil and gas business; senior executives must have experience with all phases of the business cycle to be effective leaders. We have a very experienced executive team, many members of which have been in the oil and gas industry for thirty years or more, and we believe that our future success will be enhanced by retaining these experienced employees through our compensation philosophy and practices.

We believe that the proportion of total compensation that is performance-based, and therefore “at risk,” should increase with an individual’s level of responsibility. Therefore, long-term incentive compensation grants will typically represent a larger proportion of the total compensation package as the level of responsibility of the executive increases. For the Chief Executive Officer, long term incentive grants are typically the largest element of the total compensation package. Executive officers generally receive the same benefits as other employees, although not necessarily in the same mix or amounts.

Executive Compensation Components.    The principal components of compensation for executive officers are:

•	Base salary;

•	Short-term incentive compensation (cash bonus);

•	Long-term incentive compensation (equity awards); and

•	401(k) and other benefits.

Relative Size of Major Compensation Elements.    The combination of base salary, annual cash incentives and equity awards comprises total direct compensation. In setting executive compensation, the Compensation Committee considers the aggregate compensation payable to an executive officer and the form of that compensation. The Compensation Committee seeks to achieve the appropriate balance between immediate cash rewards and long-term financial incentives for the achievement of both annual and long-term financial and non-financial objectives. The Compensation Committee may decide, as appropriate, to modify the mix of base salary, annual cash incentives and long-term equity incentives to best fit an executive officer’s specific circumstances. For example, the Compensation Committee may make the decision to award more cash and not award an equity grant. The Compensation Committee may also increase the size of equity grants to an executive officer if the total number of career equity grants does not adequately reflect the executive’s current position with the Company.

Timing of Compensation Decisions.    It is expected that all elements of the executive officers’ compensation will be reviewed annually in the March timeframe, including a review of financial, operating and personal objectives with respect to the prior year’s results. At that time, the financial, operating and personal objectives and performance targets will also be determined for the current year. The Board of Directors or the Compensation Committee may, however, review salaries or grant equity incentives at other times in connection with new appointments or promotions or other extraordinary events that occur during the year, or under other circumstances that it deems appropriate.

Base Salary.    The Company provides executive officers with a base salary to compensate them for services rendered during the fiscal year. Base salaries for executive officers are based upon each individual’s responsibilities, experience and performance, taking into account among other things, the individual’s initiative, contribution to our overall performance, managerial ability and handling of special projects. These same factors are applied to establish base salaries for other key management employees. The Compensation Committee’s evaluation of each executive officer’s performance is subjective; no specific written criteria or formulas, and no pre-determined targets, are used in determining base salary. The factors considered in compensation decisions are not weighted, but are viewed collectively. Base salaries for executive officers generally are reviewed annually for possible adjustment, but are not necessarily changed each year. The committee is responsible for determining the base salary for the Chief Executive Officer, and the Chief Executive Officer recommends the base salary for the other executive officers. Other executive officers recommend the base salary for all employees that are in the executive officer’s area of responsibility. The Chief Executive Officer, the President, the Chief Financial Officer and the Chief Operating Officer review the recommendations for salaries and bonuses for all other employees and adjust them as they deem appropriate. The Compensation Committee reviews the recommendations for all employees from the Chief Executive Officer and approves them or adjusts them as it deems appropriate, and then recommends them to the Board for final approval.

Base salaries for 2011 for each of the Named Executive Officers were set in March 2011, as follows: base salary levels for Mr. Sutton was set at $520,000, for Mr. Piccone at $362,000, for Messrs. Betz and Gazulis at $310,000, and for Mr. Stefanoudakis at $273,000, which equated to 4% increases from 2010 salary levels for each officer except Mr. Sutton, who received a 5% increase. The decisions with respect to 2011 salaries for the Named Executive Officers reflected responsibilities associated with public company status, increased experience levels, and other factors. In determining base salary adjustments, the Compensation Committee reviewed survey data compiled by a third party of publicly available information of proposed salary adjustments for executives at companies in the oil and gas industry with a market capitalization comparable to that of the Company as well as the then current salary levels of executives.

In March 2012, the Compensation Committee and the Board approved 2012 base salaries for each of the Named Executive Officers as follows: Mr. Sutton $540,800; Mr. Piccone $376,480; Messrs. Betz and Gazulis—$322,400; and Mr. Stefanoudakis $283,920. These equated to 4% increases from 2011 salary levels for each officer.

Short-Term Incentive (“STI”) Compensation.    Annual short-term incentive cash bonuses are performance-based and are intended to promote achievement of our business objectives of increasing stockholder value. All eligible employees participate in an annual bonus plan with the same performance objectives as those used for executive officers. The annual bonus awards are also intended to assist executives in meeting income tax obligations associated with vesting of restricted stock, which is a significant component of the executives’ compensation, so that executives are not forced to sell their stock to meet tax obligations and are able to maintain their equity positions in the Company.

Similar to base salaries, the Compensation Committee is responsible for determining the bonus for the Chief Executive Officer, and the Chief Executive Officer recommends the annual bonus for each other executive officer. Other executive officers recommend the annual bonus for all employees that are in that executive officer’s area of responsibility. The Chief Executive Officer, the President, the Chief Financial Officer and the Chief Operating Officer review the recommendations for bonuses for all other employees and adjust them as they deem appropriate. The Compensation Committee reviews the recommendations for all executives from the Chief Executive Officer and approves them or adjusts them as it deems appropriate, and then recommends them to the Board for final approval.

For 2011, the Compensation Committee recommended, and the Board approved for implementation, a program that set bonus targets, which are a percentage of base salary, for the senior executives, and then decided which performance metrics would be used to determine whether bonus awards will be less than (the “threshold level”), equal to (the “target level”), or greater than (the “stretch level”) the target percentage. The target awards for our Named Executive Officers, as a percentage of each executive’s base salary, are as follows: Chief Executive Officer – 100%; President – 85%; Executive Vice Presidents – 70%; Senior Vice Presidents – 60%; and Vice Presidents – 50%.

The Compensation Committee established a bonus pool equal to the aggregate of each eligible employee’s target bonus percentage multiplied by that employee’s base salary (the “Bonus Pool”). Fifty percent of the Bonus Pool was allocated to the “Company Performance Metrics Pool,” and fifty percent of the Bonus Pool was allocated to the “Individual Performance Metrics Pool.” The Company Performance Metrics Pool may be increased or decreased depending on how the Company has performed as measured against certain pre-established parameters. In determining which performance metrics to use in evaluating this portion of bonus awards, the Committee concluded that short-term incentive compensation should be based on achievement of operational objectives rather than measures such as total shareholder return that can be greatly influenced by factors outside of any individual’s influence or control. Longer term performance metrics are more appropriate for the long-term incentive plan. For 2011, the Compensation Committee utilized four key performance metrics: (i) production, (ii) lease operating expense, (iii) general and administrative expense, and (iv) the Company’s success in advancing its capital and strategic projects on time and on budget. These are the same metrics that were used for the 2010 plan and that will be used for the 2012 plan.

The specific levels of these metrics that would trigger the threshold, target and stretch bonus payments were tied to the Company’s public guidance with respect to these metrics. The performance criteria for the target bonus were generally at the midpoint of the range of the Company’s public guidance, with the threshold and stretch bonuses being payable for performance that was less than or exceeded those expectations. Performance that would qualify for bonuses at the threshold level is expected in normal operating circumstances. Performance satisfying the criteria for bonuses at the target level is believed to be achievable with additional effort. Performance that would qualify for bonuses at the stretch level is believed to be achievable with extraordinary efforts. Generally, the bonus amount for the “threshold” level of performance is 50% of the target and the bonus amount for “stretch” level of performance is 150% of the target. Bonuses can range between these amounts based on the level of performance attained. There is generally no bonus payable if the “threshold” level of performance is not met.

The Company Performance Metrics Pool was divided among eligible participants on a formulaic pro rata basis, although the Compensation Committee reserved the ability to adjust individual participants’ awards as the result of extraordinary individual contribution or lack thereof.

Below is the weighting of the four Company level components (relative to the 50% of the Bonus Pool that was allocated to Company performance), and the Board’s assessment of the Company’s performance for 2011, with respect to those items was as follows:

•	Production (37.5% weighting). The Company achieved 83.16% of the target level of performance.

•	LOE (22.5% weighting). The Company achieved 118.49% of the target level of performance.

•	G&A (15% weighting). The Company achieved 118.25% of the threshold level of performance.

•	Capital Program (25% weighting). The capital metric was subjective in nature and was determined by the Board to have been achieved at 50% of the target level of performance.

The above weighting and grading resulted in the bonus pool receiving approximately 88% of the 50% of the Bonus Pool allocated to Company performance, or 44% of the overall target pool.

The other fifty percent of the Bonus Pool (the Individual Performance Metrics Pool) was allocated according to management’s, the Committee’s and the Board’s assessment of individual and group performance measured against defined goals and objectives. This portion of the bonus determination is more subjective than the performance metrics described above, which are inherently more formulaic, but the Committee believes that motivating and rewarding superior performance is not a matter of “one size fits all.” Effective discretion in this regard is a significant component of good management. For 2011, it was determined that each of the Named Executive Officers reached or exceeded his individual and group goals.

Short term incentive compensation payments to executive officers for 2011 were made at the recommendation of the Compensation Committee and approved by the Board of Directors (other than with respect to the Chief Executive Officer whose payment was approved by the Compensation Committee). Short term incentive compensation payments totaling $1,340,541 were awarded in March 2012 to the Named Executive Officers for services during 2011. Each Named Executive Officer received 88% of the half portion of the target bonus allocated to Company performance and 100% of the half portion of the target bonus allocated to individual performance.

Long-Term Incentive (“LTI”) Compensation.    The Company adopted the 2009 Performance Incentive Plan (the “Incentive Plan”) in July 2009, and the Incentive Plan was approved by the sole stockholder of the Company at that time. An amendment to the Incentive Plan was approved by the stockholders of the Company in June 2011. The maximum number of shares of Common Stock that may be issued pursuant to awards under the Incentive Plan as adopted is 9,157,744. Awards for 606,849 shares (net of forfeitures) were made in 2011, including 265,064 shares to the Named Executive Officers.

The purpose of the Incentive Plan is to promote the success of the Company and the interests of its stockholders by providing an additional means for the Company to attract, motivate, retain and reward directors, officers, employees and other eligible persons (including consultants and advisors) through the grant of incentive awards. Equity-based awards are also intended to further align the interests of award recipients and the

Company’s stockholders. In particular, long term incentive compensation is awarded to employees who are important for us to retain to accomplish our strategic goals over the longer term. As with base salary and short term incentive compensation, the long-term awards granted to each recipient are determined by several factors. These factors include our need to retain a specific employee, the employee’s performance, the employee’s ability to add value to our enterprise and the compensation data from our peer group.

On March 11, 2011, the Compensation Committee met for the purpose of determining and approving awards of restricted stock for certain of the Named Executive Officers and other employees. In evaluating 2011 LTI awards, the committee again considered the goal of motivating employees to contribute to the long-term growth of the Company and participating fully in that growth through equity participation and utilized the same LTI compensation structure that had been used in 2010. The Compensation Committee awarded Mr. Sutton 116,137 shares of restricted stock, and recommended to the Board (which the Board approved) restricted stock awards to the other Named Executive Officers as follows: Mr. Piccone – 60,637 shares; Messrs. Gazulis and Betz – 34,618 shares each; and Mr. Stefanoudakis – 19,054 shares. These amounts were determined by multiplying the 2011 base salary for each Named Executive Officer by the target LTI percentage set forth below and dividing by the stock value for the 20 days leading up to the date of grant. The target LTI awards for our officers, as a percentage of each executive’s base salary, are as follows: Chief Executive Officer – 400%; President – 300%; Executive Vice Presidents – 200%; Senior Vice Presidents – 125%; and Vice Presidents – 100%.

Shares of restricted stock are subject to forfeiture and vest if the Named Executive Officers continue to be employed at specified dates in the future, and if certain performance metrics are satisfied. For 2011, two-thirds of each grant of restricted stock was time-based, with these shares vesting based on continued employment, vesting in four equal tranches. The first tranche vested on December 31, 2011. The remaining tranches will vest on each successive December 31st, with the final tranche vesting on December 31, 2014. The remaining one-third of each grant is subject to the satisfaction of pre-established stock performance targets. The performance-based shares will vest in equal tranches on the same dates if there has been a 10% annual appreciation in the trading price of the Company’s common stock, compounded annually, from the twenty trading day average stock price at December 31, 2010, which was $14.23. At the end of each year, the twenty trading day average share price will be measured, and if the 10% threshold is met, the stock subject to the performance criteria will vest. If the 10% threshold is not met, shares that have not vested will roll to the following year. In that way, an underperforming year can be offset by an over-performing year. At December 31, 2014, any unvested shares will vest if the cumulative test is met or will be forfeited if the test is not met. The committee believes that this plan emphasizes long-term, multi-year performance and value creation. It is anticipated that grants for future years will follow the same general parameters set forth above with vesting dates and stock price thresholds appropriately adjusted. The twenty day average stock at December 31, 2011 was $11.64, and therefore the first tranche of the performance-based shares did not vest on that date.

In accordance with the terms of the Incentive Plan, vesting will accelerate on an individual’s death or disability or, in the discretion of the Compensation Committee, on certain change of control events. The vesting of the shares of restricted stock also accelerates under certain circumstances described in the Employment Agreements for each Named Executive Officer, as described below.

Confidentiality and Non-Competition Agreements.    Until April 2011, each of the executive officers was a party to a Confidentiality and Non-Competition Agreement (“Confidentiality Agreement”). In this agreement, each officer agreed: (i) that all intellectual property developed, and business opportunities as to which such executive became aware, during his employment belong to the Company, (ii) to maintain confidentiality of proprietary information, and (iii) to turn over to the Company all business records during, and upon termination of, employment. In addition, pursuant to the Confidentiality Agreement, the Company had the right, in its sole discretion, to agree to make severance payments to any executive officer for up to eighteen months following termination other than for Cause (as defined in such agreement), or upon voluntary resignation following a reduction in annual salary. Severance payments would be equal to the executive’s salary immediately prior to termination. During the period in which severance payments are being made, the executive could not engage in the oil and gas business in an area within a ten mile radius of the boundaries of any property interest of the

Company (the “Non-Compete”). In addition, the executive would be subject to the Non-Compete, even if no severance is paid, if the executive resigned other than following a salary reduction, the executive was terminated for Cause, or the executive had breached any material provision of the Confidentiality Agreement. In addition, the executive would be in all events prohibited during the eighteen months following termination from inducing any other employee of the Company to terminate his employment or cease providing services to the Company.

Employment Agreements.    In April 2011, the Company entered into employment agreements with all of the officers of the Company, including the Named Executive Officers. The employment agreements expressly superseded the Confidentiality Agreements described above. The following is a summary of the terms of the employment agreements.

Each executive employment agreement provides for the payment of annual base salary and annual short-term incentive payment (as a percent of base salary) upon the achievement of certain targets and also provides for the issuance of annual grants of equity or equity related awards (valued as a percentage of base salary). Each employment agreement also provides that during the term of such agreement, the officer will be entitled to receive such welfare benefits and other fringe benefits (including, but not limited to vacation, medical, dental, life insurance, 401(k) and other employee benefits and perquisites) as the Company may offer from time to time to similarly situated executive level employees, subject to applicable eligibility requirements. The employment agreements all have an initial term commencing effective on April 1, 2011 and ending on December 31, 2011, with automatic additional one year term extensions (the “extended term”).

If the executive’s employment is terminated by the Company without “cause”, but in the absence of a “change in control”, by the executive with “good reason” (for officers at the level of Senior Vice President and above), or by the Company or by the executive upon his death or disability, the executive is entitled to receive, in addition to earned but unpaid compensation, bonus payments, employee benefits and business expense reimbursements (the “Accrued Payments”), (i) payment of an amount equal to the equivalent of a number of months of his base salary as of the date of termination (ii) payment of an amount equal to a multiple of the executive’s target STI payment, (iii) payment of an amount equal to a pro-rata portion of the target STI payment that executive would have been entitled to for the calendar year of termination (a “Pro Rata Bonus”), and (iv) reimbursement on a monthly basis of premiums for payments for COBRA health care coverage for 18 months (the payments described in (i) through (iv) are collectively referred to as the “Severance Payments”). The terms “cause”, “change in control” and “good reason” have the definitions set forth in the employment agreement. For subpart (i), the number of months will be 24 for the Chief Executive Officer, 21 for the President, 18 for the Executive and Senior Vice Presidents and 12 for the Vice Presidents.

If the executive’s employment is terminated by the Company without cause, or by the executive with good reason, within six months prior to the occurrence of a change in control or within two years following a change in control, he is entitled to receive, in addition to Accrued Payments, (i) an amount equal to a multiple of the sum of (a) the executive’s annual base salary as of the termination date, or, if greater, as of the date of the change in control, plus (b) his target STI payment, calculated based on his annual base salary as of the termination date, or, if greater, as of the date of the change in control, (ii) payment of the Pro-Rata Bonus, and (iii) reimbursement on a monthly basis of premiums for payments for COBRA health care coverage for 18 months (the payments described in (i) through (iii) are collectively referred to as the “Change in Control Severance Payments”). The multiple in subpart (i) will be 3x for the Chief Executive Officer, 2.5x for the President, 2x for the Executive and Senior Vice Presidents and 1.5x for the Vice Presidents.

In addition, upon a change in control, any performance-based equity awards held by the executive will vest to the extent that the stock price target or other performance thresholds applicable to such awards are met in the change in control transaction, as determined by the Board in its reasonable discretion. Any performance-based equity awards held by the executive that are not vested under the preceding sentence will be automatically converted to time-based equity awards in equal one-third proportions and the vesting of those awards will be amended such that those awards shall vest over the executive’s next three regularly scheduled vesting dates. Any remaining equity awards that remain unvested will vest on the established vesting date of such award, provided however, that in the event of a termination of the executive’s employment by the Company (or its successor) for any reason other than for cause, or a termination of his employment by the executive for good reason, within two years following a change in control, such unvested equity awards will immediately and automatically vest in full and, in the case of options or other exercisable equity awards, will remain exercisable for two years following such termination of employment.

In addition, if the executive’s employment is terminated (i) by the Company for any reason other than for cause or (ii) by the executive for good reason within the six months prior to the occurrence of a change in control, then the executive will be treated for purposes of the vesting of equity awards as if he continued to be employed through the date of the change in control and the termination of his employment occurred immediately following the change in control.

The timing and amount of any Severance Payments or Change in Control Severance Payments to the executive may be modified to comply with, and to avoid additional taxes or interest under, Section 409A of the Internal Revenue Code of 1986, as amended.

There is no 280G gross-up provided in the employment agreements. The agreements contain confidentiality and non-compete provisions substantially similar to the prior agreements; provided that the non-compete period for the Chief Executive Officer, the President and all Executive and Senior Vice Presidents is 24 months and the period for Vice Presidents is 18 months.

This description of the employment agreements is qualified in its entirety by the complete copies of the various Employment Agreements attached to the Form 8-K filed by the Company on April 26, 2011.

Retirement and Other Benefit Plans.    All of the Company’s full time employees (including the Company’s executive officers) are eligible to participate in a 401(k) plan. The Company matches all or a portion of employee contributions to the 401(k) plan up to 6% on a bi-weekly basis, with a year-end true up. A 6% matching contribution was made in during 2011 and trued up in March 2012 for all 2011 plan contributions.

Other Benefits Plans.    The Company offers a variety of health and benefit programs to all employees, including medical, dental, vision, life insurance and disability insurance. The Company’s executive officers are generally eligible to participate in these employee benefit plans on the same basis as the rest of the Company’s employees.

Compensation Programs and Potential of Risks.    The Compensation Committee and Board have determined that the risks arising from its compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Tax Deductibility of Compensation.    Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the corporate income tax deduction for compensation paid to the principal executive officer and each other executive officer shown in the summary compensation table in the proxy statement to $1 million, unless the compensation is “performance-based compensation” and qualifies under certain other exceptions. Our policy is primarily to design and administer compensation plans which support the achievement of long-term strategic objectives and enhance shareholder value. Where it is consistent with our compensation philosophy, the Compensation Committee will also attempt to structure compensation programs that are tax-advantageous to us.

Compensation Committee Report.    We, the Compensation Committee of the Board of Directors, have reviewed and discussed the Compensation Discussion and Analysis with the management of the Company, and, based on such review and discussion, have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE:

James E. Duffy, Chairman

Richard L. Covington

William J. Quinn

EQUITY PLAN INFORMATION

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth certain information regarding shares of our common stock issuable under our compensation plans as of December 31, 2011.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	0	$ 0.00	6,820,753 (1)

Equity compensation plans not approved by security holders	—	—	—

Total	0	$0.00	6,820,753

(1)	This represents the shares remaining available for issuance under the 2009 Performance Incentive Plan as of December 31, 2011. Awards under the plan may be made in the form of options, restricted stock, restricted stock units or stock appreciation rights. As of the record date, the Company had (i) 5,912,586 shares remaining available for future issuance under such plan, (ii) no options outstanding, and (iii) an aggregate of 2,452,269 shares of restricted stock outstanding (issued under the plan) that were subject to future vesting.

TRANSACTIONS WITH RELATED PERSONS

The Company has entered into agreements to indemnify its directors and named executive officers. Under these agreements, the Company is obligated to indemnify its directors and officers to the fullest extent permitted under the Delaware General Corporation Law for expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by them in any action or proceeding arising out of their services as a director or officer. The Company believes that these agreements are necessary in attracting and retaining qualified directors and officers.

Review, Approval or Ratification of Transactions with Related Parties

Pursuant to the Company’s Code of Business Conduct and Ethics, the Board of Directors will review and approve all relationships and transactions in which it and its directors, director nominees and executive officers and their immediate family members, as well as holders of more than 5% of any class of its voting securities and their family members, have a direct or indirect material interest. In approving or rejecting such proposed relationships and transactions, the Board of Directors shall consider the relevant facts and circumstances available and deemed relevant to this determination. The Company has designated Michael N. Stefanoudakis as the compliance officer to generally oversee compliance with the Code of Business Conduct and Ethics.

COMPENSATION OF DIRECTORS

Director Summary Compensation Table.    The following table summarizes the compensation we paid to our non-employee directors for the year ended December 31, 2011.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Kenneth A. Hersh(2)	$72,000	(3)	—		—	—	—	—	$72,000
Richard L. Covington	$91,000	(3)	$8,379	(3)	—	—	—	—	$99,379
William J. Quinn	$67,500	(3)	$8,379	(3)	—	—	—	—	$75,879
William H. Cunningham	$75,000		$37,426		—	—	—	—	$112,426
Robert M. Swartz	$83,500		$37,426		—	—	—	—	$120,926
James E. Duffy	$84,500		$37,426		—	—	—	—	$121,926
Thomas O. Hicks, Jr.	$75,000		$37,426		—	—	—	—	$112,426

(1)	Amounts are based on the fair value of the restricted stock or stock appreciation rights awards, as applicable, on the date of grant.

(2)	Mr. Hersh resigned his position as a member of the Board of Directors on March 8, 2012.

(3)	Fees and awards earned by Directors Hersh, Covington and Quinn are issued directly to NGP pursuant to internal NGP rules.

Messrs. Sutton and Piccone are not included in this table because as employees of the Company they receive no additional compensation for their services as directors. The compensation received by Messrs. Sutton and Piccone as employees is shown in “—Executive Compensation—Summary Compensation Table.”

The Board of Directors has approved the following annual compensation for non-employee directors: annual retainer of $50,000, fees of $2,000 for each Board of Directors meeting and $1,000 for each committee meeting, and additional annual compensation of $7,500 for each committee chairman and for the Lead Independent Director. The cash fees appearing in the above table reflect this compensation arrangement with respect to cash compensation paid for 2011 Board and committee service.

In addition, non-employee directors receive equity compensation having a value of approximately $50,000 annually. Awards of 3,724 shares of restricted stock were made to each of directors Cunningham, Duffy, Hicks and Swartz on March 8, 2012, with respect to 2011 services. Of the total for each award, 931 shares vested upon grant and 931 shares will vest on each of the first, second and third anniversaries of the date of grant. Vesting is subject to the continued service of the director on the vesting date.

The number of shares was determined as follows: the nominal “equity” payment of $50,000 was divided into four equal portions of $12,500. Each $12,500 nominal portion was then divided by the closing price of the Company’s common stock on the New York Stock Exchange on the last trading day of the months of March, June, September and December 2011 to determine the number of shares that would be issued for each quarter of Board service. The number of shares from each of these four calculations were then added together to derive a total number of shares that would be granted to each director, yielding 3,724 shares per director. The amounts in the table represent the fair value of the restricted stock grants made to Messrs. Swartz, Duffy, Hicks and Cunningham in March 2012 for their Board service in 2011. See “Security Ownership of Certain Beneficial Owners and Management.”

Furthermore, each of Messrs. Covington and Quinn was awarded 3,724 stock appreciation rights with respect to 2011 services as director. These directors are not permitted to receive stock awards pursuant to the terms of their contractual arrangements with NGP and the right to receive the cash settlement of the stock appreciation rights has been assigned by each of them to NGP. Cash payments in settlement of the stock appreciation rights are based on the difference between the closing price of the common stock on the vesting date of the stock appreciation rights and $10.05, the closing price of the common stock on March 8, 2012, the date of grant. Stock appreciation rights vest on March 8, 2013, 2014 and 2015 (with respect to 1,241 stock appreciation rights on each such date). Stock appreciation rights are deemed exercised upon vesting and are paid out in cash. The amounts in the table represent the fair value of the stock appreciation rights grants made to Messrs. Covington and Quinn in 2012 for their Board service in 2011. Mr. Hersh was not granted any stock appreciation rights in March 2012 in light of his resignation from the Board on March 8, 2012.

In addition, each director is reimbursed for any out-of-pocket expenses incurred by such director in connection with attending meetings of the Board of Directors or its committees. Each director is covered by a liability insurance policy paid for by the Company and is indemnified, to the fullest extent permitted under Delaware law, by the Company for his or her actions associated with being a director. The Company has also entered into indemnification agreements with each of its directors.

PROPOSAL TWO—ADVISORY VOTE

ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) added new Section 14A to the Securities Exchange Act of 1934 which requires, among other things, that companies with publicly-traded securities take a separate non-binding vote at their annual meeting of stockholders to consider a resolution to approve the compensation of their named executive officers as disclosed in the proxy statement for the annual meeting in accordance with SEC regulations. We are asking our stockholders to vote, on an advisory basis, to approve the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the rules of the SEC and Section 14A of the Exchange Act.

This proposal gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement. This vote is advisory and is therefore not binding on us, the Board or the Compensation Committee. The Board and the Compensation Committee value the opinions of our stockholders, and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and will evaluate what, if any, actions are necessary to address those concerns.

At the 2011 Annual Meeting, the stockholders approved the compensation of the Named Executive Officers at an approval rate of approximately 95%. The Compensation Committee considered this result and made no major modifications to the Company’s compensation programs. Furthermore, at the 2011 Annual Meeting, the stockholders approved annual Say on Pay votes at an approval rate of approximately 60%. The Board considered this result and determined that it would submit the compensation of the Named Executive Officers for stockholder approval annually.

As described in the Compensation Discussion and Analysis, the overall goal of the Company’s compensation policy is to maximize stockholder value by attracting, retaining and motivating the executive officers that are critical to its long-term success. It is also the belief of our Board of Directors that executive compensation should be designed to promote both the short-term and long-term economic goals of the Company and, accordingly, an important component of our executive compensation philosophy is to closely align the financial interests of the Company’s executive officers with those of the Company’s stockholders. The Board believes that the compensation of our Named Executive Officers as described in “Executive Compensation” appropriately addresses those objectives, and accordingly recommends that the stockholders approve the following advisory resolution:

RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers as disclosed in the “Executive Compensation” section of this proxy statement pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion and Analysis, the executive compensation tables and related disclosures.

The Board recommends a vote FOR approval of the compensation of our Named Executive Officers as disclosed in the “Executive Compensation” section of this proxy statement, including the Compensation Discussion and Analysis, the executive compensation tables and related disclosures.

PROPOSAL THREE—RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed KPMG LLP (“KPMG”) to act as our independent registered public accounting firm for the fiscal year ending December 31, 2011, and requests ratification of this appointment by our stockholders. KPMG has served as our independent registered public accounting firm since December 21, 2009. If our stockholders do not ratify the appointment of KPMG, the adverse vote would be considered as a direction to the Audit Committee to consider other auditors for the subsequent fiscal year. However, because of the difficulty and expense of making any substitution of auditors after the beginning of the current fiscal year, it is contemplated that the appointment for the fiscal year ending December 31, 2011, will be permitted to stand unless the Audit Committee finds other reasons for making a change. Even if the selection of KPMG is ratified, the Audit Committee may, in its discretion, direct the appointment of new auditors at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Representatives of KPMG are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The Board recommends a vote FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

Fees Paid to Principal Accountants

The following table presents the aggregate fees billed for the indicated services performed by KPMG for the 2010 and 2011 fiscal years.

	2010	2011
Audit fees	$372,999	$400,000
Audit-related fees	59,000	18,790
Tax fees	—	—
All other fees	—	—

Total	$431,000	$418,790

Audit Committee Pre-Approval Policy

The charter of the Audit Committee includes certain policies and procedures regarding the pre-approval of audit and non-audit services performed by an outside accountant. The committee is required to pre-approve all engagement letters and fees for all auditing services (including providing comfort letters in connection with securities underwritings) and permissible non-audit services, subject to any exception under Section 10A of the Exchange Act and the rules promulgated thereunder. Pre-approval authority may be delegated to a committee member or a subcommittee, and any such member or subcommittee shall report any decisions to the full committee at its next scheduled meeting. All of the services described in “Fees Paid to Principal Accountants” were approved by the Audit Committee pursuant to the pre-approval policies.

Report of the Audit Committee

Our management is responsible for the preparation of our financial statements and our independent registered public accounting firm, KPMG LLP, is responsible for auditing our annual financial statements and expressing an opinion as to whether they are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States. The Audit Committee is responsible for, among other things, reviewing and selecting our independent registered public accounting firm, reviewing our annual and interim financial statements and pre-approving all engagement letters and fees for auditing services.

In the performance of its oversight function in connection with our financial statements as of and for the year ended December 31, 2011, the Audit Committee has:

•	Reviewed and discussed the audited financial statements with management;

•

Discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•

Received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence; and

•	Reviewed and approved the services provided by KPMG.

Based upon the reports and discussions described above, and subject to the limitations on the roles and responsibilities of the Audit Committee referred to in its charter, the Audit Committee recommended to the Board, and the Board has approved, that the Company’s audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the Securities and Exchange Commission on March 13, 2012.

AUDIT COMMITTEE:

Robert M. Swartz, Chairman

James E. Duffy

William H. Cunningham

OTHER BUSINESS

The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the Proxy Agents will vote proxies on such matters in the manner they deem appropriate or within the discretionary power they have been provided.

ADDITIONAL INFORMATION

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for us. Under this procedure, multiple stockholders who share the same last name and address will receive only one copy of the annual proxy materials, unless they notify us that they wish to continue receiving multiple copies. We have undertaken householding to reduce our printing costs and postage fees.

If you wish to opt-out of householding and continue to receive multiple copies of the proxy materials at the same address, you may do so at any time prior to thirty days before the mailing of proxy materials, which will typically be mailed in April of each year, by notifying us in writing at: Resolute Energy Corporation, Attn: Secretary, 1675 Broadway, Suite 1950, Denver CO 80202, or by contacting us at (303) 534-4600. You also may request additional copies of the proxy materials by notifying us in writing at the same address or contacting us at (303) 534-4600, and we will undertake to deliver such additional copies promptly. If you share an address with another stockholder and currently are receiving multiple copies of the proxy materials, you may request householding by notifying us at the above referenced address or telephone number.

Available Information

The Company maintains a link to investor relations information on its website, www.resoluteenergy.com, where it makes available, free of charge, the Company’s filings with the SEC, including its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, or Exchange Act, as soon as reasonably practicable after the Company electronically files such material with, or furnishes it to, the SEC. The Company also makes available on its website copies of the charters of the Audit, Compensation, Corporate Governance/Nominating and Finance Committees of the Company’s Board of Directors, its Code of Business Conduct and Ethics, Audit Committee Whistleblower Policy, Stockholder and Interested Parties Communications Policy and Corporate Governance Guidelines. Stockholders may request a printed copy of these governance materials or any exhibit to this report by writing to the Secretary, Resolute Energy Corporation, 1675 Broadway, Suite 1950, Denver, Colorado 80202. You may also read and copy any materials the Company files with the SEC at the SEC’s Public Reference Room, which is located at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Information regarding the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website at www.sec.gov that contains the documents the Company files with the SEC. The Company’s website and the information contained on or connected to its website is not incorporated by reference herein and its web address is included as an inactive textual reference only.

By Order of the Board of Directors,

Nicholas J. Sutton

Chairman and Chief Executive Officer

Dated: April 27, 2012

Resolute
Energy Corporation

ANNUAL MEETING OF RESOLUTE ENERGY CORPORATION

Date: May 31, 2012
Time: 12:00 P.M. (Mountain Daylight Time)
Place: Davis Graham & Stubbs LLP, 1550 Seventeenth Street, Suite 500, Denver, CO 80202

See Voting Instructions on Reverse Side.

Please make your marks like this: ☒ **Use dark black pencil or pen only**

Board of Directors Recommends a Vote "**FOR**" the election of Directors nominated in Proposal 1 and "**FOR**" Proposals 2 and 3.

1: The election of two Class III directors to our Board of Directors
01 Nicholas J. Sutton
02 Thomas O. Hicks, Jr.

Vote For All Nominees	Withhold Authority For All Nominees	*Vote For All Except	Directors Recommend
☐	☐	☐	For All Nominees

***INSTRUCTIONS:** To withhold authority for any individual nominee(s), mark the exception box and write the number(s) in the space provided to the right.

To attend the meeting and vote your shares in person, please mark this box. ☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

_____________________ Please Sign Here   _____________________ Please Date

_____________________ Please Sign Here   _____________________ Please Date

Please sign exactly as your name or names appear on this proxy card. Executors, administrators, attorneys-in-fact or trustees should give their full titles as such. If the signer is a corporation, please sign full corporate name and have a duly authorized officer sign, stating the title. If a partnership, please sign in partnership name by an authorized person. When shares are held jointly, each holder should sign.

← Please separate carefully at the perforation and return just this portion in the envelope provided. ←

Resolute
Energy Corporation

Annual Meeting of Resolute Energy Corporation to be held on Thursday, May 31, 2012 for Stockholders of record as of April 11, 2012

This proxy is solicited on behalf of the Board of Directors of Resolute Energy Corporation.

VOTED BY:

INTERNET

Go To
www.proxypush.com/ren
- Cast your vote online.
- View Meeting Documents.

OR

TELEPHONE

Call **866-390-6226**
- Use any touch-tone telephone.
- **Have your Proxy Card ready.**
- Follow the simple recorded instructions.

OR

MAIL
- Mark, sign and date your Proxy Card.
- Detach your Proxy Card.
- Return your Proxy Card in the postage-paid envelope provided.

All votes must be received by 5:00 P.M., Eastern Time, May 30, 2012.

PROXY TABULATOR FOR
RESOLUTE ENERGY CORPORATION
P.O. BOX 8016
CARY, NC 27512-9903

EVENT #

CLIENT #

OFFICE #

Revocable Proxy — Resolute Energy Corporation
Annual Meeting of Stockholders
May 31, 2012 12:00 P.M. (Mountain Daylight Time)
This Proxy is Solicited on Behalf of the Board of Directors

→ Please separate carefully at the perforation and return just this portion in the envelope provided. →

The undersigned hereby appoints Nicholas J. Sutton, James M. Piccone and Michael N. Stefanoudakis, or any one of them, with full power of substitution, as Proxies of the undersigned, to represent and vote as designated below all of the shares of common stock of Resolute Energy Corporation held of record by the undersigned on April 11, 2012 at the Annual Meeting of Stockholders to be held on Thursday, May 31, 2012 at 12:00 p.m., MDT, at the offices of Davis Graham & Stubbs LLP, 1550 Seventeenth Street, Suite 500, Denver, CO 80202, and any adjournment or postponement thereof.

This proxy authorizes each of the persons named above to vote at his discretion on any other matter that may properly come before the meeting or any postponement or adjournment thereof. If this card contains no specific voting instructions, the shares will be voted in accordance with the recommendation of the Board of Directors.

The Board of Directors recommends a vote "**FOR**" the election of Directors nominated in Proposal 1 and "**FOR**" Proposals 2 and 3.

This proxy is solicited on behalf of the Board of Directors of Resolute Energy Corporation. Please sign and return this proxy in the enclosed pre-addressed envelope. The giving of a proxy will not affect your right to vote in person if you attend the meeting.

This proxy when properly executed will be voted at the meeting in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted "**FOR**" the election of the Directors nominated in Proposal 1 and "**FOR**" Proposals 2 and 3.

This proxy confers discretionary authority in respect of matters not known or determined at the time of the mailing of the notice of the Annual Meeting of Stockholders to the undersigned.

The undersigned hereby acknowledge receipt of (a) the Notice of Annual Meeting of Stockholders, (b) the Proxy Statement, and (c) the Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 2011.

PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)